                   COOPERATIVE DEVELOPMENT & LICENSE AGREEMENT


       This Agreement is entered into by and between Texas Instruments Incorporated, a Delaware corporation with an office at 8505 Forest Lane, Dallas, Texas 75243 (hereinafter "TI") and Ariel Corporation, a Delaware corporation with an office at 2540 Route 130, Cranbury, New Jersey 08512 (hereinafter "Ariel").

       WHEREAS, Ariel and TI desire to enter into a program to develop V.34/V.PCM/V.ADSL products that meet mutually agreed upon specifications, and which incorporate Ariel's proprietary Technology into TI's digital signal processor (DSP) products.

       WHEREAS, a Statement of Work defining tasks, resource allocation, milestones, schedules and deliverable items has been agreed upon and is attached hereto as Attachment A and incorporated herein by this reference.

       NOW THEREFORE, the Parties agree as follows:

I.     DEFINITIONS:

       1.1. "VXX-Technology" means Ariel's inventions, patented or not, copyrighted material, trade secrets, know how, designs, methods, algorithms and all other forms of Ariel intellectual property embodied in the contributions by Ariel to the Project defined in Attachment A. Functional specifications for VXX-Technology are given in Attachment B.

       1.2. "VXX-Source" means the Host Software and DSP Software source code as described in Attachment A, and that will be incorporated into VXX-Products, but specifically excluding the ADSL source code.

       1.3. "VXX-Executable" means the Host Software and DSP Software executable or object code components that incorporate VXX-Technology, and that are required to execute either a Central-Site or Client-Side modem function on a TI Digital Signal Processor (DSP), independent of part number.

       1.4 "VXX-Product" means any product, including Chipset Product, which incorporates VXX-Technology using TI DSPs.

       1.5. "End-Equipment Product" means board or system level product that incorporates VXX-Technology.

       1.6. "Chipset Product" means a modem semiconductor chipset product that bundles a TI DSP with a VXX-Executable, and which is to be developed and sold by TI.

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                                                                               2

       1.7. "EVM Product" means a complete modem implementation, which is intended for evaluation purposes. The EVM Product includes an EVM board containing the TMS320C6201 processor, and a VXX-Executable. EVM Product description and components are given in Attachment C.

       1.8. "Trade Sale" means an arms-length sale of VXX-Product to a third party, other than Ariel, anywhere in the world.

       1.9 "TI Technology" means TI's inventions, patented or not, copyrighted material, trade secrets, know how, designs, methods, algorithms and all other forms of TI intellectual property embodied in the hardware and software contributions by TI to VXX-Source, Chipset Product, and EVM Product.

       1.10 TI DSP means any TI digital signal processor, independent of part number.

2.     DEVELOPMENT FEES:

       2.1. TI will pay Ariel $US 750,000 within thirty (30) days of execution of this Agreement as an initial fee for Ariel's non-recurring expenses (NRE) associated with this contract.

       2.2. Additional non-recurring development fees will be paid to Ariel by TI in accordance with the following schedule based upon Ariel's fulfillment of milestones and delivery obligations as set forth in the Statement of Work shown in Attachment A:

                              Milestone 1         $US 175,000
                              Milestone 2         $US 175,000
                              Milestone 3         $US 175,000
                              Milestone 4         $US 175,000
                              Milestone 5         $US 175,000
                              Milestone 6         $US 175,000
                              Milestone 7         $US 175,000

       2.3 Several of Ariel's Milestone dates are dependent on deliverables 1,3,5 and 6 from TI, as identified in Attachment A. Therefore, associated Milestone payments to Ariel shall be delayed by no more than sixty (60) days if TI has delayed a deliverable to Ariel that prevents Ariel from meeting it's Milestone obligation. Ariel will review Milestone and deliverable dates with TI on a monthly basis, and will notify TI of any TI deliverables that are delayed and likely to cause Ariel to delay a Milestone obligation.



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                                                                               3

3.     LICENSES:

       3.1. Subject to TI's obligations under Sections 2,3.2 and 4, Ariel hereby grants TI a royalty bearing, perpetual, worldwide, and non-exclusive license, with the right to sublicense, under Ariel patent rights, copyright, and trade secrets, to use, and make derivatives of VXX-Technology, and to make, have made, copy, sell and distribute VXX-Products.

       3.2. In order to receive GDC source from Ariel, TI agrees to obtain a source code license to GDC intellectual property embedded in the VXX-Source; in the absence of such a license with GDC, TI may access VXX-Source only in support of VXX-Product development activities at the Ariel site.

       3.3. License grants in this section shall survive termination of this Agreement subject to payments described in Section 2 and Section 4.

4.     LICENSE PAYMENT OBLIGATION:

       4.1.1 In consideration of the licenses granted to TI in this Agreement, TI will pay Ariel a per-unit royalty fee, payable in US$, for every Trade Sale of any VXX-Product according to the following schedule.

              -----------------------------------------------------------------
                     Ports Shipped                    Royalty to Ariel ($)
              -----------------------------------------------------------------
                  0 to 99,999                                zero
              -----------------------------------------------------------------
                  100,000 to 9,999,999                       1.00
              -----------------------------------------------------------------
                  >= 10,000,000                              zero
              -----------------------------------------------------------------

              TI, at it's sole option, may choose to prepay these royalty fees. TI may not retain it's VXX-Product license without paying these royalty fees.

       4.1.2. Alternatively, if TI does not secure from GDC a license to distribute in object code form the GDC component of VXX-Source and in consideration of the licenses granted to TI in this Agreement, TI will pay Ariel a per-unit royalty fee, payable in US$, for every Trade Sale of any VXX-Product according to the following schedule.

              -----------------------------------------------------------------
                     Ports Shipped                    Royalty to Ariel ($)
              -----------------------------------------------------------------
                  0 to 99,999                                1.50
              -----------------------------------------------------------------
                  100.000 to 9,999,999                       2.50
              -----------------------------------------------------------------
                  >=0,000,000                                1.50
              -----------------------------------------------------------------


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                                                                               4

              If TI subsequently obtains a license to distribute object code versions of the GDC component of VXX-Source, the future royalty obligation shall revert to the corresponding volume/royalty set forth in 4.1.1.

       4.2. If Ariel hereafter grants to any other person or firm a license to the VXX-Technology resulting in a royalty payment lower than that which would result from the tables in 4.1 above, in similar quantities under substantially similar licensing and payment terms for the particular type of products, software or components involved, then, at such time, TI's royalty rate shall be changed to equal the royalty rate given to such other person or firm. In such event, this Agreement shall continue in effect as described herein in all respects without any change other than the change regarding the royalty rate.

       4.3. TI shall make payments to Ariel as specified in Section 4.1 quarterly within forty five (45) days of the end of each calendar quarter, beginning in the quarter in which the VXX-Products are first sold or distributed. TI will provide a statement showing the quantity of VXX-Products sold by TI during such period. Ariel shall have the right to have an independent Certified Public Accountant, mutually agreeable to TI and Ariel, audit TI's books and records pertaining to TI's distribution of VXX-Products no more than one (1) time per year. Such audit shall be at Ariel's expense unless an error producing an increase exceeding 5% of the amount stated for the period covered by the audit is found, whereupon TI shall pay the costs of such audit.

5.     TRAINING

              Ariel will provide a minimum of ten (10) man-days of assistance and training per calendar quarter for the six calendar quarters immediately following completion of Milestone 2 of the Statement of Work to facilitate understanding by TI of the VXX-Technology. Ariel will provide such assistance at the Ariel location.

6.     MARKETING AND CUSTOMER SUPPORT EFFORTS

       6.1. TI agrees to provide the first line of technical support for TI customers regarding VXX-Products.

       6.2. Ariel will offer a competitive fee-based support program to TI's VXX-Product customers.

       6.3. TI at its sole option may refer its VXX-Product customers to Ariel for additional technical services, including reference design and development, custom feature development, functional improvements or other enhancements, on an individual basis and subject to competitive non-recurring engineering (NRE) fees, to be


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                                                                               5

              negotiated between TI customers and Ariel on a good faith basis. The NRE will be payable to Ariel by TI's customers.

       6.4. TI at it's sole option may promote VXX-Products through marketing programs, collateral, demonstrations, beta programs, trade shows, seminars and other marketing and sales activities.

       6.5 An Ariel Copyright and Trademark shall be clearly visible on applicable VXX-Product documentation distributed by TI until such time that TI has paid all royalty obligations to Ariel as specified in Section 4. TI further agrees to acknowledge Ariel as the developer of VXX-Technology in TI's initial VXX-Product announcements, and to promote Ariel VXX-Products in TI newsletters such as "DSP Solutions", and "Details on Signal Processing" which are contemporaneous with TI's initial VXX-Product announcements.

7.     IMPROVEMENTS AND FUTURE DEVELOPMENTS

       7.1. Ariel and TI agree that "bug fixes" to the functionality of VXX-Technology that are developed by Ariel or TI while this Agreement is in effect will be made available to both parties, and will be integrated into future versions of the VXX-Source, without compromising, when practicable, the backward compatibility and interoperability status of the original VXX-Source. TI grants Ariel a fully paid, perpetual, worldwide, a non-exclusive license under the intellectual property rights of TI arising out of any TI generated bug fixes, with the right to grant sublicenses, to use such bug fixes, and make derivatives thereof, and to copy, sell and distribute VXX-Products incorporating such bug fixes.

       7.2 Ariel agrees to provide, at no cost to TI, error correction, "bug fix" support and services for the VXX-Source and EVM Product, as identified by testing or use of VXX-Executables by TI, TI customers and/or independent testing laboratories, for the duration of this Agreement. Ariel is not responsible for providing this support and service on derivatives of VXX-Source that are not originated by Ariel.

       7.3. Ariel grants TI the right of first refusal for participation with Ariel in future cooperative developments as related to licensing by TI of VXX-Technology derivatives for a period of two (2) year following the signing of this contract.

       7.4. Ariel agrees to provide TI with a roadmap that demonstrates Ariel's commitment and plans to develop additional TMS320C6x software, such as voice/fax over the internet and xDSL products, and update this roadmap on a quarterly basis for a period of one
              (1) year after the signing of this contract.




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                                                                               6

8.     INTELLECTUAL PROPERTY, INVENTIONS AND WORK PRODUCT OWNERSHIP:

       8.1. Both parties shall retain ownership to their respective patents, copyrights and trade secrets that were in existence prior to the date of the agreement.

       8.2. The Parties acknowledge that the VXX-Source and VXX-Products will incorporate Confidential Information of each Party, will be the product of a jointly defined specification and will be contributed to in part by both of the Parties. The Parties agree that all copyrights, patents, inventions and work products resulting from the efforts associated with the Statement of Work (in Attachment
              A) regarding the VXX-Source and VXX-Products, including but not limited to software source code, hardware design, schematics, Gerber files and technical documentation, shall be the joint property of Ariel and TI; except as otherwise provided in Section 4, each party shall be free to exercise it's rights in jointly owned property without accounting to the other. TI will be the sole owner of the DSP component of the Chipset Products. TI agrees to cooperate with Ariel on any patent filings on joint inventions relating to VXX-Technology.

       8.3. It is expressly agreed by Ariel that incorporation by TI of any preexisting TI Technology or integrated circuit design in an integrated circuit developed under this Agreement shall not give rise to any right of Ariel in such preexisting integrated circuit design and shall not derogate in any way from TI's rights in such preexisting design or technology nor shall it limit the freedom of TI to use such preexisting design for the benefit of itself or of other parties. Title and all rights in any mask work(s), including the right to register such mask work(s) within the period permitted under the applicable statute, in the integrated circuit design arising out of performance under this Agreement shall be owned by TI.

9.     PROPRIETARY INFORMATION:

       9.1. Confidential information means the GDC and the ARTE components of the VXX-Source.

       9.2. TI agrees that the Confidential Information is received only for its own use and only to the extent provided in this Agreement. Each Party agrees to keep the Confidential Information confidential and to disclose it only to such employees, independent contractors and permitted sublicensees of the receiving Party with a need to know such information. TI shall not be liable for the unauthorized use or disclosure of such information provided that TI exercises at least the same degree of care as the receiving Party normally exercises to protect against the unauthorized use or disclosure of its own confidential or proprietary data and information of similar importance, and that such degree of care affords at least reasonable protection.

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                                                                               7

       9.3. Confidential Information of Ariel is and shall remain owned by Ariel or it's licensors, and the grant in this Agreement of license or other rights therein or access thereto does not transfer to the TI any present or future ownership rights in the Confidential Information.

       9.4. Notwithstanding the provisions of Section 9.1, nothing received by TI is required to be treated as Confidential Information which prior hereto, or during the term of this Agreement, is (i) or becomes publicly known through no unauthorized act of TI or the receiving party (provided that the fact that any specific element of source code for any software, microcode or firmware is in the public domain shall not permit TI to disclose such source code as a whole or any other non-public elements of such source code),
              (ii) rightfully received from a third party without obligation of confidentiality, (iii) independently developed by TI, (iv) already known by TI without an obligation of confidentiality, (v) intentionally disclosed without similar restrictions by Ariel or its licensors to a third party, or (vi) approved by Ariel for public disclosure.

       9.5. TI shall not be liable for disclosure of any Confidential Information if such disclosure is:

                     in response to a valid order of a court or other government body or any political subdivision thereof; provided, however, that the Party proposing to disclose such information shall first notify the other Party and shall make a good faith effort to obtain a protective order requiring that the Confidential Information so disclosed be used only for the purpose for which such protective order is issued; or

                     in connection with a patent application the subject matter of which patent application belongs to TI and which TI discloses to an appropriate patent agent and/or patent office or court of any country of the world in pursuance thereof; or

                     otherwise required by law.

       9.6. It is understood that the parties have performed and will continue to perform substantial independent development relating to modem software and hardware products and technologies. Each party also understands that, over time, the other party's employees may gain familiarity with the general concepts and ideas in the other party's technology disclosed under the Agreement from independent sources. The parties understand that either party may currently or in the future be developing information internally, or receiving information from others, that may be similar to information furnished hereunder. Accordingly, nothing contained in this Agreement shall be construed as a representation or inference that either party


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                                                                               8

              will not develop products for itself or for others that compete with the products or systems contemplated by either party's information.

10.    RELATIONSHIP OF THE PARTIES:

       10.1. Each of the parties hereto shall conduct the work to be performed hereunder as an independent contractor and not as an agent or employee of the other party. Subject to the terms and conditions of this agreement, each party shall, at its sole discretion, choose the means to be employed and the manner of carrying out its obligations hereunder. It is recognized by the parties that the work to be performed hereunder is of the state-of-the-art and therefore it is understood that each of the parties shall be responsible only to use its reasonable efforts in the performance of its obligations hereunder.

       10.2 TI will provide Ariel preferred pricing (TBD) for Chipset Product sold to Ariel for inclusion into Ariel's End-Equipment products. Further TI will sell to Ariel ADSL modem chipset products as are commercially available during the term hereof. Sales to Ariel will be subject to TI's standard terms and conditions of sale.

11.    INDEMNIFICATION AND WARRANTIES:

       11.1. With the exception of the V.34 and V.PCM and GDC intellectual property embedded in VXX-Technology, Ariel warrants that it owns or is licensed to all of the intellectual property right(s) associated with the VXX-Technology, and that it has the unqualified right to make the VXX-Technology available to TI and to grant licenses hereunder under the terms of this Agreement.

       11.2. With the exception of the V.34 and V.PCM and GDC intellectual property embedded in VXX-Technology, Ariel further warrants that the VXX-Source and the VXX-Technology does not infringe any copyright, trade secret or other trademark right of a third party, that they are not in the public domain, and that to the best of Ariel's knowledge and belief they do not infringe any patent right of a third party, and that no adverse claims exist as to the VXX-Technology.

       11.3. Ariel warrants that it is not a party to any other existing agreement which would prevent Ariel from entering into this Agreement or which would adversely affect this Agreement.

       11.4. For a period of two years after the effective date of this Agreement neither party shall separately engage any employee of the other, associated with this project, to work on a permanent, temporary, or part time basis on related matters.

       11.5. Except as provided in Sections 11.1, 11.2, and 11.6 below, Ariel shall, at its sole option, either reimburse TI for the cost of defense, or defend all suits or

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                                                                               9

              proceedings brought against TI, but only to the extent which such suits or proceedings are based on a claim that the VXX-Source and/or VXX-Technology, or TI's use of same, constitute direct infringement of any trademark, copyright or patent of any member to the World Intellectual Property Organization Treaty. Ariel shall pay, or at its sole option, reimburse TI for damages and costs finally awarded therein against TI with respect to such matter. Indemnification or reimbursement shall not be required for costs or damages resulting from the negligence, recklessness or intentional misconduct of TI. Following notice of a claim or a threatened or actual suit, Ariel shall at its expense, achieve one of the following: (i) procure for TI the right to continue to use the VXX-Technology as furnished, or; (ii) replace or modify same to make it non-infringing.

       11.6. TI shall defend any proceeding brought against Ariel insofar as the proceeding is based on a claim that TI's contributions to the VXX-Product constitutes direct infringement of any trademark, copyright or patent of any member to the World Intellectual Property Organization Treaty. TI shall pay all damages and costs finally awarded with respect thereto against Ariel, provided that TI is promptly informed and furnished a copy of each communication, notice or other action relating to the alleged infringement and is given authority, information and assistance (at TI's expense) necessary to defend or settle the proceeding. TI shall not be obligated to defend or be liable for costs and damages if the infringement arises out of compliance with Ariel's specifications or requirements. TI's obligations hereunder shall not apply to any infringement by Ariel occurring after Ariel has received notice of such proceeding or other communication alleging the infringement unless TI has given written permission for such continuing infringement.

       11.7. Nothing contained in this Agreement shall be construed as conferring by implication, or otherwise upon either party hereunder any other license or other right except the licenses and rights expressly granted hereunder to a party hereto.

       11.8 As used in this Section 11, the terms V.34, V.PCM, and GDC intellectual property mean:

              o GDC intellectual property means GDC's copyrights and patents in the GDC source code licensed by Ariel from GDC.

              o V.34 intellectual property means the patents used in the GDC implementation of the ITU-T modem standard recommendations as identified in Attachment B.

              o V.PCM intellectual property means the patents used to implement the TIA TR-30 Recommendation.

              In the event that the license fees paid by TI are as in Section
              4.1.2. the indemnities to be provided to TI as set forth in Sections 11.1 and 11.2 shall extend to claims of infringement with respect to GDC intellectual property embedded in VXX-Technology.

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                                                                              10

12.    LIMITATION OF LIABILITY:

              IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR INDIRECT DAMAGES, INCLUDING ANY LOSS OF PROFITS, LOSS OF BUSINESS, LOSS OF USE OF DATA, INTERRUPTION OF BUSINESS, OR FOR SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY KIND UNDER THIS AGREEMENT, EVEN IF THE PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH LOSS.

13.    TERM, TERMINATION AND SURVIVABILITY:

       13.1. Unless this Agreement is terminated as provided herein, the period of this Agreement shall be for a period commencing upon the execution of this Agreement and expiring either five (5) years from the date of execution or at such time as TI discontinues sale of the VXX-Products or derivatives thereof whichever occurs latest. As stated in Section 3, the licenses shall survive termination of this agreement subject to payments described in
              Section 4.

       13.2.1 If TI terminates this co-development as defined in the statement of work for TI's convenience, then license will survive as per section 3.

       13.2.2 Termination for cause by TI. If TI terminates the co-development as a result of an Ariel breach prior to completion of Milestone 1, TI is entitled to refund of all moneys paid to Ariel. After the completion of Milestone 1 if Ariel breaches any material term of this Agreement, and fails to cure such breach within 60 days, TI may terminate the co-development activities under this agreement; Ariel agrees to refund amounts previously paid by TI as follows:

              o If Milestones 2 through 4 are not complete; one half of the payments associated with Milestones 2 through 4

              o If Milestones 1 through 4 are complete. Ariel is entitled to retain the initial payment, plus the Milestone payments associated with 1 through 4, plus one half of Milestone payments made subsequent to Milestone 4.

              o If termination occurs after Milestone 7, and if TI deliverable 8 and 9 have been made, then Ariel shall be entitled to keep all payments previously made by TI, less $150,000.

              Refunds to TI will be made within ten days following notice of TI's termination of the co-development activities. The parties agree that if Ariel is working in good faith/due diligence, then schedule slips by themselves shall not be considered to be a material breach of this agreement.

       13.2.3 If Arid terminates the co-development for its convenience, such termination shall be handled as though TI were terminating the agreement for Ariel's breach.


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                                                                   Page 11 of 12


       13.3. The rights and obligations of the Parties with respect to the following Sections shall survive expiration or termination of this Agreement: 3, 4, 8, 9, 11, 12 and 14.

14.    RELEASE OF INFORMATION:

       14.1. Neither party hereto shall, without securing the written consent of the other, publicly announce the existence of this agreement or advertise or release any publicity in regard thereto. This provision shall survive the expiration or termination of this agreement.

       14.2. Notwithstanding the above, TI, at it's sole option, agrees to use the Ariel Logo and Trademarks in connection with TI sale of VXX-Products.

15.    PROGRAM MANAGER:

              The Program Managers named below are appointed by the parties for the receipt and dispatch on their behalf of all communications relating to this Agreement. The Program Managers shall also be responsible for the good progress of the Statement of Work and the timely resolution of all technical, administrative and commercial issues which may arise from time to time during the execution of this Agreement.

                     For Ariel:              John Lynch
                                2540 Route 130
                              Cranbury, NJ 08512

                     For Texas Instruments:  Terry Riley
                                             P.O. Box 660199, MS 8650
                                Dallas TX 75266

16.    FORCE MAJEURE:

       16.1 Neither party shall be liable, wholly or in part, for non-performance or a delay in performance of its obligations under this Agreement, if such delay is due to Force Majeure or contingencies or causes beyond the reasonable control of the party, including but not limited to: flood, wind, hurricane, tornado, earthquake, explosion, or other similar catastrophe, hostilities, restraint of rulers or people, civil commotion, act of terrorism, strike, labor dispute, blockage or embargo; or any act of nature, fires, accident, epidemic or quarantine restrictions.

       16.2 Should the case arise the period of performance shall be extended by the delay due to such Force Majeure and any additional time that the parties may mutually agree is necessary for the remobilization of people and equipment. If such delay exceeds ninety (90) days, either party shall have the right to terminate this Agreement forthwith and in this event neither party shall have any further liability or obligation to the other.

17.    GOVERNING LAW:

              The terms and conditions of this Agreement and performance hereunder shall be construed in accordance with the laws of the State of Texas (or NY).

18.      ASSIGNMENT:

              This Agreement shall not be assignable without the written consent of both parties, and any purported assignment, including full or partial assignment or delegation to any agent or subcontractor, not permitted hereunder, shall be void.

19.    SEVERABILITY:

              If any provision or part of any provision of this Agreement, or the Appendix hereto, is invalidated by operation of law or otherwise, the provision or part will to that extent be deemed omitted and the remainder of this Agreement or applicable Appendix will remain in full force and effect. Should the case arise, the parties agree that such invalidated provision or part thereof shall be replaced by a similar but legally valid provision which is as close as possible in commercial effect to the invalidated provision or part thereof.

20.    ORGANIZATION AND STANDING:

              TI represents that it is a corporation validly existing and in good standing under the laws of Texas, and has the full power and authority to enter into this Agreement and to carry out the transactions contemplated hereby. Ariel represents that it is a corporation validly existing and in good standing under the laws of Delaware, and that it has the full power and authority to enter into this Agreement and to carry out the transactions contemplated hereby.

21.    MERGER OF AGREEMENT:

       21.1 This document constitutes the entire agreement between the parties with respect to the subject matter hereof, and supersedes all previous communications, representations, understandings and agreements, either oral or written, between the parties or any official or representative thereof.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date hereof.

TEXAS INSTRUMENTS INCORPORATED              ARIEL CORPORATION

By: /s/ John Scarisbrick                    By: /s/ Anthony Agnello
    --------------------------------           ---------------------------------
Name: John Scarisbrick                      Name: Anthony Agnello
      ------------------------------              ------------------------------
Title: Sr. Vice President, SC Group         Title: CEO
       -----------------------------               -----------------------------
Date: 8/20/97                               Date: August 14, 1997
      ------------------------------              ------------------------------


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                                                                     Page 1 of 4


                                  ATTACHMENT A

                                STATEMENT OF WORK


Project Scope:
--------------

The following defines the "who does what" for this project. Refer to Attachment C for a description of the products. Following are the development projects that Ariel and TI commits to:

1. Develop a Central-Site V.34/V.PCM Modem (D-Modem) EVM Product:

     o Ariel will provide primary project management and development resources.

     o Ariel will develop the hardware EVM board and all host and DSP software.

     o TI will provide assistance as described below.

     o    Ariel Milestones are given below.

2. Develop a Client-Side V.34/V.PCM Modem (A-Modem) EVM Product:

     o Ariel will provide primary project management and development resources.

     o TI will develop the hardware EVM board for the A-Modem.

     o Ariel will develop the host and DSP software.

     o TI will provide assistance as described below.

     o    Ariel Milestones are given below.

3. Develop a Hybrid Modem EVM Product:

     o Ariel will develop the host and DSP software for the A-Modem.

     o Ariel will provide guidance to the TI ADSL developers for the purpose of making the ADSL modem and A-Modem compatible.

     o TI will develop the hardware EVM board for the Hybrid Modem.

     o TI will develop the host and DSP software for the ADSL Modem.

     o    Ariel will combine the A-Modem and ADSL modem to create the Hybrid
          Modem.

     o    Ariel and TI Milestones are given below.


Deliverables:
-------------

Ariel will develop and deliver the following EVM Products to TI:

o    D-Modem EVM Product

o    A-Modem EVM Product

o    Hybrid Modem Product

Each EVM Product will have milestones deliverables. Alpha, Beta, and Final as follows:

o    Alpha Products are not fully featured, and not fully tested

o    Beta Products are fully featured, and not fully tested

o    Final Products are fully featured, and fully tested

Each EVM Product will contain the following components; the delivery of each will be described in the following paragraphs and tables:

o    EVM board

o    Host software

o    DSP software

o    Documentation

EVM Boards: The D-Modem EVM board is described in Attachment C. At each Milestone Ariel will provide TI with a complete and up-to date EVM board as specified in Attachment C. Hardware boards, Functional Specification, and electronic design information, including: Schematics, BOM, and Gerber files.

TI is responsible for supplying the EVM boards to Ariel for the A-Modem and Hybrid Modem developments.

Host Software: Host software is currently being developed on and for Windows NT Version 4. Milestone deliverables will be made on the version of NT that is available to Ariel three (3) months prior to that Milestone. At each Milestone Ariel will provide TI with the complete and up-to date host software as specified in Attachment C. Both the executable and source code will be delivered to TI.

DSP Software: DSP software is currently being developed on Windows NT Version 4, and using the C6x software development kit (SDK) supplied by TI. Milestone deliverables will be made based on the SDK version that is available to Ariel three (3) months prior to that Milestone. At each Milestone Ariel will provide TI with the complete and up-to date DSP software as specified in Attachment C. Both the executable and source code will be delivered to TI.

Documentation: At each Milestone Ariel will provide TI complete and up-to date documentation, in electronic form, as specified in Attachment C.

==========================================================================================================
TI Deliverables                                      Description                                  Delivery
   to Ariel                                                                                         Date
----------------------------------------------------------------------------------------------------------
      1              25 TMX320C6201 Rev 2 devices                                                  9/30/97
                     Required for: Ariel Milestones 2 thru 7
----------------------------------------------------------------------------------------------------------
      2              Linker modifications as defined by Ariel, if needed                             TBD
                     Required for: Optimization for Milestone 2 thru 7
----------------------------------------------------------------------------------------------------------
      3              Five (5) NT based fill C6x software development kits for                      8/21/97
                     Windows NT PC computers as follows:
==========================================================================================================

==========================================================================================================
                     TMS32Oc6x code gen tools, PN: TMDX3246855-07 TMS32OC6x
                     Simulator, PN: TMDX3246851-07 And, One (1) TEB board and
                     debugger based on Rev.1 TMS320C6201 DSP as follows:
                     1.  Test and Evaluation Board: PN: TMDX326106201
                     2.  Debugger: PN.TMDX324016X-07
                     Required for: Ariel Milestones 1 thru 7
----------------------------------------------------------------------------------------------------------
       4             Two (2) software programmers, employed by TI, 1 in                               -
                     Pittsburgh, 1 in Texas, from 8/30/97 thru 2/30/98
                     Required for: optimizing D-Modem product density, and
                     liaison with the Pittsburgh tools and BIOS development
                     team.
----------------------------------------------------------------------------------------------------------
       5             TI will provide access to six (6) modem TAS test systems with                    -
                     operators from 9/30/97 thru Milestone 7 at TI site on an
                     as needed basis.
                     Required for: Milestones 2 thru 7
----------------------------------------------------------------------------------------------------------
       6             Ten (10) A-Modem EVM boards, including available 2/28/98
                     documentation and engineering contact person for support.
                     Required for: Milestones 5 thru 7
----------------------------------------------------------------------------------------------------------
       7             Five (5) TEB boards and debuggers based on Rev. 2                               ASAP
                     TMS320C6201 DSP as follows:
                     1.  Test and Evaluation Board: PN.TMDX326106201 (or
                         equivalent for Rev.2 DSP)
                     2.  Debugger: PN.TMDX324O16X-07 (or equivalent for
                         Rev.2 DSP)
                     Required for: development support
----------------------------------------------------------------------------------------------------------
       8             Hybrid Modem EVM Product Functional Specifications and                       11/3/97
                     Development Plan (written jointly with Ariel)
                     Required for: Milestones 8 thru 11
----------------------------------------------------------------------------------------------------------
       9             Hybrid Modem EVM board with ADSL modem software                                 TBD
                     executables
                     Required for: Milestones 8 thru 11
==========================================================================================================


==========================================================================================================
 Ariel Milestones                                    Description                                  Delivery
     and                                                                                            Date
Deliverables to TI
----------------------------------------------------------------------------------------------------------
       1             GDC V.34 code ported to C,                                                  10/30/97
                     and functional specifications for D-Modem EVM Board
----------------------------------------------------------------------------------------------------------
       2             Alpha D-Modem EVM Product with two (2) EVM boards                            1/30/98
----------------------------------------------------------------------------------------------------------
       3             Beta D-Modem EVM Product with ten (10) EVM boards                            3/30/98
----------------------------------------------------------------------------------------------------------
       4             Final D-Modem EVM Product with no (0) EVM boards                             5/30/98
----------------------------------------------------------------------------------------------------------
       5             Alpha A-Modem EVM Product with no (0) EVM boards                             4/30/98
==========================================================================================================

==========================================================================================================
       6             Beta A-Modem EVM Product with no (0) EVM boards                               5/30/98
----------------------------------------------------------------------------------------------------------
       7             Final A-Modem EVM Product with no (0) EVM boards                              6/30/98
----------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------
       8             Hybrid Modem EVM Product Functional Specifications and
                     11/3/97 Development Plan (written jointly with TI)
----------------------------------------------------------------------------------------------------------
       9             Alpha Hybrid Modem EVM Product                                                  TBD
----------------------------------------------------------------------------------------------------------
      10             Beta Hybrid Modem EVM Product                                                   TBD
----------------------------------------------------------------------------------------------------------
      11             Final Hybrid Modem EVM Product VXX                                              TBD
==========================================================================================================

Note: V.PCM will be available 6 months after the TIA (Telecommunications Industry Association) specification is issued.

                                  ATTACHMENT B
                                 VXX-TECHNOLOGY
                            FUNCTIONAL SPECIFICATIONS

VXX-Technology is the Ariel DSP software technology that is developed for use an the TI TM5320C6201 DSP.VXX Following are the elements of VXX-Technology:

o    ARTE: Ariel's Real-Time Environment

o    Modem Datapump

o    Modem Controller

ARTE:

o This is the real-time kernel and programming environment developed by Ariel that is used to support multiple-functions and multiple-channels on each TMS320C6201.

o An ARTE kernel exists for each TM5320C6201, and uses (approximately) 1 kbyte of onchip memory.

o    The ARTE kernel supports:

     o    "object" modules to contain stand-alone DSP programs

     o multiple instances of objects, restricted only by hardware interfaces, and MIPS and memory

     o    multiple DSP systems

     o    load/link of DSP binary "objects"

     o    inter-object communication

     o    object scheduling

     o    memory-mapped object-object and host-object communications

o    Device driver objects are used to interface to hardware communication ports

o    DSP Objects are used to perform functions such as modem, fax, and voice

Modem Datapump:

This DSP code is based on the V.34 C51 assembly code which Ariel has licensed from GDC.

o    Automatic modulation selection

o    ITU-T V.8 startup

o    ITU-T V.13 carrier control detection

o    ITU-T V.14 transmission protocol

o    V.PCM as per TIA draft specification (expected 3Q97)

o    ITU-T V.34 at 33.6, 31.2, 28.8, 26.4, 24.0, 21.6, 19.2, 16.8, 14.4, 12.0,
     9.6, 7.2, 4.8 & 2.4 Kbps

o    ITU-T V.32bis at 14.4, 12.0, 9.6, 7.2 & 4.8 Kbps

o    ITU-T V.32 at 4.8 & 9.6 Kbps

o    ITU-T V.22bis at 2400 & 1200 bps

o    ITU-T V.22 at 1200 bps

o    ITU-T V.21 at 300 bps

o    Bell 212A at 1200 bps

o    Bell 103A at 300 bps

Modem Controller Functions and Protocols:

This DSP code is based on the V.34 C51 assembly code which Ariel has licensed from GDC.

o    ITU-T V.42 and MNP 2-4 Error Correction

o    ITU-T V.42bis and MNP 5 Data Compression

o    Local and Remote Loopback with Self-Test

                                  ATTACHMENT C

                  EVM PRODUCT DESCRIPTION AND BILL OF MATERIALS


EVM products contains all the hardware and software required to demonstrate, evaluate and test VXX-Technology running on a TI DSP.

Following is an description of the functions of each EVM Product. Refer to Attachment B for more information on ARTE and the V.34/V.PCM modems:

o    D-Modem EVM Product

     o    Central-Site modem for use on digital phone lines

     o    8-to-12 V.34/V.PCM modems per DSP

     o    The TMS320C6201 DSP will be used

     o    ARTE will be used for DSP multi-tasking and interfacing

o    A-Modem EVM Product

     o    Client-Side modem for use on analog POTS phone lines

     o    One V.34/V.PCM modem per DSP

     o    The TMS320C6201 DSP will be used

     o    ARTE will be used for DSP multi-tasking and interfacing

o    Hybrid Modem EVM Product

     o    Client-Side A-Modem and ADSL modem for use on analog POTS phone lines

     o    One V.34/V.PCM and one ADSL modem per DSP

     o    The TMS320C6201 DSP will be used.

     o    ARTE will be used for DSP multi-tasking and interfacing

The components of an EVM product are listed below and further described in the following paragraphs:

o    EVM board

o    Host software

o    DSP software

o    Documentation

D-Modem EVM Board: Figure 1 below is a block diagram of the D-Modem EVM board that Ariel is developing. The D-Modem EVM contains the following components:

o    a single TMS320C6201 DSP

o    4 Mbytes of local SDRAM

o a PCI host computer interface port connected to the Host Interface port on the DSP

o an MVIP I/O port connected to the Serial Port on the DSP for attaching to a commercially available digital line interface card

o Functional Specification document describing the function. Operation and design of the board

                                    Figure 1
                                  MVIP TDM Bus

           [WAS REPRESENTED BY A FLOW CHART IN THE PRINTED MATERIAL]

                               [GRAPHIC OMITTED]


A-Modem EVM Board: Figure 2 below is a block diagram of the A-Modem EVM board that TI is developing. The A-Modem EVM contains the following components:

o    a single TMS320C6201 DSP

o    4 Mbytes of local SDRAM

o a PCI host computer interface port connected to the Host Interface port on the DSP

o a DAA circuit connected to the serial port of the DSP (see description below)

o Functional Specification document describing the function, operation, and design of the board

o Test and evaluation software that demonstrates the operation of the A-Modem EVM hardware.

                                    Figure 2
                                A-Modem EVM Card

           [WAS REPRESENTED BY A FLOW CHART IN THE PRINTED MATERIAL]

                               [GRAPHIC OMITTED]

The DAA circuit shall connect to POTS telephone lines via an "RJl1" female connector on the board. The DAA shall be capable of passing V.34 and 56k modem signals between the phone line and the DSP. Performance of the DAA shall be at least as good as the existing "AKITA" DAA reference design as currently provided by the TI's PC-Datacom group for X2 modem products. Following is a summary of the features of the DAA:

1.   Method to perform 2-Wire to 4-Wire conversion

2. Method to place the POTS line "Off-Hook" and "On-Hook" under control of the DSP

3. Method to indicate "Ring Signal" to the DSP

4. Method to provide 16-bit A/D and D/A samples, at variable sampling rates between 6-to- 12 ksps, to the DSP. Note that if an oversampling technique is used by the A/D and D/A converters, then a decimation algorithm that must execute on the DSP must also be supplied.

Host Software: Host software is being developed on and for Windows NT Version 4. The components of the host software are:

o    a sample application that exercises and demonstrates the modems on the EVM

o a sample host API that provides the low-level interfaces to the DSP functions

o basic diagnostic and utility software for testing operation of the EVM board

DSP Software: DSP software is being developed on Windows NT Version 4, and using the C6x software development kit (SDK) supplied by TI. The components in the DSP software are called "DSP Objects", and are listed below:

o    ARTE kernel DSP Object

o    Host and line interface device drivers DSP Objects

o    D-Modem DSP Objects

o A-Modem DSP Objects o ADSL Modem DSP Objects (as supplied by TI and defined in xxx)

Documentation: Documentation will contain the following information:

o    EVM Functional Specifications, BOM, and Gerber files

o    Description of DSP serial port and parallel port data formats

o    Description of host and DSP program interfaces to DSP objects

o    Description of sample host application and API

o    Profile information: DSP MIPs. onchip/offchip memory speed/size

      I N T E R N A T I O N A L    D A T A    C O R P O R A T I O N

                                                            --------------------
                                                              Filing Information
                                                                 June 1997
                                                                 IDC# 13753
                                                                  Volume: 1
                                                            Tab: Market Analysis
                                                            --------------------

Data Communications
Technology

Bulletin

                        Midyear 1997 Remote Access Server
                           Forecast Update, 1996--2001

                              Analyst: Brad Baldwin


IDC Opinion

The continuing explosion of public and private enterprisewide remote access servers has driven revenue forecasts upward by an additional 12% over our previous forecast. The market is expected to eclipse the $10 billion barrier by 2001. The principal beneficiary is RAS concentrator technology, but a counter-balance to greater market growth is a serious slowdown in the fixed-port segment. IDC has added an "upgrade" forecast indicating the revenue opportunity for component upgrades, and this bulletin also shows a new "public vs. private" remote access forecast model. Public sector growth is expected to contribute 58% of revenue in 1997.

Methodology and Definitions

The quantitative and qualitative information provided in this bulletin results from IDC's ongoing research on remote access technology. Both primary and secondary sources of information were used. Revenue data reflects the estimated street price paid by the end user, including all channel margins and relevant discounts. Product shipped during the year was assumed to have received full revenue value.



[LOGO] IDC
5 Speen Street o Framingham, MA 01701
-------------------------------------
(508) 872-8200 o Fax (508) 935-4015

The forecast model considers and evaluates a wide number of often overlapping sets of data, including the worldwide installed base of business PCs, home PCs, portable PCs, individual Internet users, business Internet users, work-at-home users/households with PCs and modems, telecommuters, corporate after-hours homeworkers, and others.

Scope

Two segments are tracked within the boundaries of this bulletin: fixed-port remote access servers and RAS (remote access server) concentrators.


Fixed-port remote access servers offer port densities that are "fixed" in number -- usually, fixed-port RAS units are 4, 8,16, and up to 48 ports, hut they rarely have more. They do not offer the ability to concentrate users on an ISDN primary rate interface (PRI) line or a T1 line. In essence, if the unit has 12 ports, 12 phone lines must come into the unit. Each port is fixed with a line connection, and the number of ports is generally fixed in the configuration.


IDC has expanded its definition of fixed port to include BRI technology.

IDC has expanded its definition of fixed port to include basic rate interface
(BRI). Examples of this technology might include units that offer 4 or 8 ports of BRI, so the b-channel count is 8 ports and 16 ports, respectively (two b-channels per BRI). The technology must focus on client-to-LAN applications and not LAN-to-LAN routing applications.

The RAS concentrator segment examines products that receive incoming analog or ISDN-based signals from off-LAN telecommuters. They aggregate, or "concentrate," those calls onto a T1 or ISDN-based PRI. Modems are included in revenue if they are part of the basic chassis; external modems contained in modem banks are excluded. This segment counts b-channels, which means 24 b-channels for PRI and 24 b-channels for T1; in international markets, the numbers are 30 b-channels for El and the European equivalent to PRI.

Not all T1/PRI lines are connected or used in a true remote access fashion. Some might remain unconnected to allow for future expansion or used as a LAN-to-LAN routed link. IDC simplifies the process by assuming all T1/PRI connections (when part of a remote access server) are counted as remote access.

Upgrade Revenue

A new feature to the forecast is upgrade revenue. The advent of DSP-based modem architectures and software-based modem code

--------------------------------------------------------------------------------

Quoting IDC Information and Data: Internal Document and Presentations--Quoting individual sentences and paragraphs for use in your company's internal communications does not require permission from DC. The use of large portions or the reproduction of any DC document in its entirety does require prior written approval and may involve some financial consideration. External Publication--Any IDC information that is to be used in advertising, press releases, or promotional materials requires prior written approval from the appropriate IDC Vice President or Country Manager. A draft of the proposed document should accompany any such request.

                 Copyright 1997 International Data Corporation.
                  Reproduction is forbidden unless authorized.
        For additional copies please contact Cheryl Toffel, 508-935-4389.


Check us out on the World Wide Web!                   http://www.idcresearch.com
                                                   Printed on recycled materials
                                           [LOGO] International Data Corporation

Upgrade revenue takes into consideration products and upgrades that might not get counted as part of the "new shipment" revenue.

will result in a market for component upgrades. Vendors have come out with a wide array of blades to insert into the chassis that can be sold after the fact. These blades -- analogous to plug-in cards in a PC -- can undergo future design modification and get swapped out as an upgrade to the unit. Either way, some revenue will be derived from upgrades as selected blades or components of the chassis individually become retired. With the upgrade revenue line item, IDC is able to fully account for the revenue opportunity and more accurately assess yearly ASVs, unit shipments, and so forth. The upgrade data should be considered preliminary because it requires additional evaluation and study.

Data Restatement

Novell's NetWare Connect shipments and other software-based RAS shipments are counted as part of the server-based forecast.

As discussed in IDC bulletin #13224, 1996 Remote Access Market Shares: Dawn of the Public Strategy (March 1997), IDC now eliminates forecast revenue and shipments associated with server-based remote access communication software, such as Apple's Personal Server, Attachmate's RLN, Microsoft's NT RAS Server, and Novell's NetWare Connect. While add-in multiport async and multiport ISDN cards have never been counted in forecasts, they, along with the associated software, are now part of the server-based communications forecast (Server-Based Remote Access Forecast and Market Shares, IDC #12655, January
1997).

ISPs located in outlying areas with weak or nonexistent T1/PRI deployment are principal candidates for fixed-port remote access.

Another change in methodology is the addition of BRI-based units that are now considered part of the fixed-port segment This bulletin restates 1995 data to reflect that addition, but it amounts to only 9,000 b-channels, accounting for approximately $9 million.

When combined, the data for the 1995 fixed-port historical figures decreases by 408,000 ports and $69 million; 1992--1994 data was also changed. This change in historical data influences forecast data, and after data restatement, this bulletin revises the 1997 fixed-port shipments and revenue downward by about 18% and 11%, respectively. Any remaining change to the fixed-port forecasts is because of the overall softening of market expectations for this particular segment. RAS concentrator data remains unchanged historically.

Forecast Assumptions

Departmental sites and small ISPs are principal candidates for fixed-port remote access.

The following assumptions represent some of the more influential drivers or conditions of the RAS market during the forecast period:

o Internet service providers (ISPs), RBOCs, carriers, and large corporations are the principal targets for RAS concentrators. This segment consolidates low-speed traffic, but over time, it will gain increased use to consolidate ISDN-based BRI traffic.

o Departmental sites, companies with pilot or low-key telecommuting programs (fewer than 100 workers), small ISPs in the United States or internationally, ISPs located in outlying areas with weak or nonexistent T1/PRI deployment, are principal candidates for fixed-port remote access.


[LOGO] International Data Corporation

o Target users of remote access include Internet users, telecommuters, mobile workers (field staff) and small home office workers.

o In the case of Internet users, target users can be employees of companies that fully deploy remote access (teLecommuters and work-at-home users) or users that access the Internet as a personal option.

o Outsourcers (ISPs, network service providers, and especially carriers) represent future opportunity but are not drivers. Outsourcing does not directly create the remote access need, but it will offer a major influence over the kinds of technology produced. On the other hand, the growth and interest in virtual private networks will influence users' ability to provide remote access to customers, suppliers, and a greater number of employees worldwide.

o The market for remote access in the Pacific/Far East region appears to be primarily driven by network service providers.

o One port can potentially service a number of users. This "user-to-port" ratio varies widely according to application, target segment (Internet users, occasional telecommuters, full-time mobile workers, permanent home office workers), and the bandwidth available. For example, an ISP with 100 subscribers does not need 100 ports to service those subscribers. It will need some fraction of that amount; not all users access the services simultaneously or are on the line all day. This figure will decline over time, moving from an average of 10 users per port in 1996 to fewer than five users per port in 2001.

o Multiplying the installed base ports by whatever telecom factor necessary is an incorrect procedure to gauge potential total user population and will result in too high a figure. DSL and ISDN deployment, for example, requires the bandwidth equivalent of multiple b-channels, which reduces the effective user population.

In Europe, ISDN BR! is dominant (40%). In the United States, client-side analog modem access reigns dominant.

o In Europe, the dominant Internet access method for telecommuter users is ISDN BRI (40%) followed by analog modems (30%). In the United States, analog modem access (to either ISPs or corporate remote access sites) is at 95% levels.

o The market for corporate-based remote access is more aggressive in the United States and will involve a greater penetration of companies and employees than in Europe.

The industry will attempt to respond to all price cuts with "counter price-erosion" measures to hold prices stable.


o The industry will attempt to respond to all price cuts with "counter price-erosion" measures, such as new technology, faster performance, increased integration (most important --increased integration of modems in PALS concentrator platforms), and more bells and whistles (see text for further discussion). The uplift in international sales also stabilizes prices to some degree.

                                           [LOGO] International Data Corporation

Market Review

Fixed-Port Segment

As shown in Table 1, after coming off a fairly strong 1996 with about 44% revenue growth, the market is expected to slow down in 1997, with just 15.5% growth. From 1998--2001, the year-over-year growth will be well under 10%. Port shipments grew nearly 60% in 1996, but are expected to drop to 21% in 1997.


                                     Table 1
      Worldwide Fixed-Port Remote Access Server Market Forecast, 1995--2001

------------------------------------------------------------------------------------------------------
                                 1995       1996      1997      1998       1999       2000       2001
------------------------------------------------------------------------------------------------------
Units (K)                        161.2     254.5     305.0      346.0      382.0      417.0      452.0
 Growth (%)                       94.9      57.9      19.8       13.4       10.4        9.2        8.4
Installed base units (K)         362.9     544.0     778.6    1,002.2    1,236.6    1,470.4    1,719.0
 Growth (%)                       42.5      49.9      43.1       28.7       23.4       18.9       16.9
Ports shipments (K)            2,087.6   3,333.8   4,026.0    4,601.8    5,157.0    5,671.2    6,192.4
  Growth (%)                     147.5      59.7      20.8       14.3       12.1       10.0        9.2
Ports insulted base (K)        3,467.3   6,477.9  10,037.9   13,214.2   16,451.8   19,720.2   23,232.8
  Growth (%)                     122.6      86.8      55.0       31.6       24.5       19.9       17.8
Ports/unit                        13.0      13.1      13.2       13.3       13.5       13.6       13.7
  ASV unit ($)                   3,664     3,341     3,221      3,099      2,997      2,910      2,822
Growth (%)                        45.0      -8.8      -3.6       -3.8       -3.3       -2.9       -3.0
 ASV ports ($)                     283       255       244        233        222        214        206
 Growth (%)                       14.2      -9.9      -4.3       -4.5       -4.7       -3.6       -3.7
Total end-user revenue ($M)      590.7     850.3     982.3    1,072.2    1,144.9    1,213.6    1,275.6
  Growth (%)                     182.6      44.0      15.5        9.2        6.8        6.0        5.1
------------------------------------------------------------------------------------------------------

Source: International Data Corporation, 1997


IDC believes that fixed-port units may have hit a wall in terms of density configuration.

IDC believes that fixed-port units may have hit a wall in terms of density configuration. In 1995, the average number of ports per unit was 13.0; in 1996, this figure increased to just 13.1. Accordingly, our forecasts suggest a similar very slight creeping up of port density through 2001. At densities approaching 16--20 ports, end users may realize tariff cost savings by deploying T1/PRI-based units over a bank of multiple incoming phone lines.

Microsoft NT RAS Server's impact on "traditional" hardware-based remote access appears evident in a number of end-user surveys.

Although certain cannibalization from RAS concentrators has now taken effect on this segment (a factor that did not appear to exist in 3Q96 and earlier), there is another reason the market has slowed down so severely: competition from server-based remote access. Microsoft NT RAS Server is a popular platform for inexpensive and easy-to-deploy remote access. Its impact on "traditional" hardware-based remote access appears evident in a number of end-user

[LOGO] International Data Corporation
surveys. IDCs forecast of this market (again, refer to the server-based forecast bulletin) indicates a 39% increase in revenue in 1997 and a 45% increase in port shipments. If combined with the fixed-port figures, this would indicate a revenue growth in 1997 of 22% and a combined market of $1.4 billion.

Increased modem integration, higher performance, and international distribution help stabilize the price.

IDC does not expect a dramatic decline in average selling value (ASV) per port. We expect an increasing integration of modems to help bolster the price, and increased international distribution is likely to keep ASVs from dropping too low (uplift pricing shift). While the ASV did drop 10% in 1996, the ASV also went up 14% in 1995. As noted in the "Forecast Assumptions" section of this bulletin, vendors will work hard to keep pricing stable by introducing higher-performance technology, more integrated modems, and other features.

After 1998, fixed-port shipments should reach near-saturation in the United States. Small local ISPs, both domestic and abroad, located in areas perhaps not satisfactorily served by T1 or ISDN's PRI, will remain a potential market for this segment; these organizations will experience less RAS saturation than with corporate deployment. The installed base is expected to increase to 23.2 million ports by 2001, a 258% increase over 1996.

RAS Concentrator Segment

The RAS segment continues to be volatile, with revenue growth in 1996 of 414%, reaching $1.9 billion, and a forecast of 117% expected in 1997, reaching approximately $4.2 billion (see Table 2). By 2001, RAS concentrators will have reached $9 billion.

The "slowdown" from 414% growth to 117% growth is certainly not a downturn. This follows the pattern of most early-level, fast-growth high-tech markets in which the initial installed base of revenue is fairly low; growth rates on top of that will be phenomenal. Nevertheless, the market is expected to add $2.2 billion in revenue in 1997 on top of the $1.9 billion levels in 1996. From this perspective, the growth is extremely impressive, especially when we consider that the bulk of the revenue increase will be spread out to just a handful of top-tier and middle-tier vendors, namely 3Com/USR, Ascend, Bay Networks, Cisco, Livingston, Shiva, and Xyplex. With just 10 principal players in the market at present, the rewards are much more prominent.

ASVs per port are bucking the generally expected price-decline trend. In 1995, prices jumped 16%; in 1996, they increased 17% to $539 a port. However, early 1997 indications show that pricing will finally halt its upward drive and should decrease by 2.5%. Despite most vendors' announcements of 20--30% lower prices per port, "true" prices are held stable by shifts toward increased modem integration, greater performance, international distribution, and all the other usual suspects. A price decline should appear in 1997 as some of these factors stabilize, the most important being modem integration. Although some platforms still do not offer internal modems, this situation will lessen.


                                           [LOGO] International Data Corporation

                                     Table 2
     Worldwide Remote Access Server Concentrator Market Forecast, 1995-2001

--------------------------------------------------------------------------------------------------------
                                  1995       1996      1997       1998       1999       2000        2001
--------------------------------------------------------------------------------------------------------
Units (K)                         13.4       56.0      120.0      168.0      196.0      218.0      238.0
  Growth (%)                     109.4      317.9      114.3       40.0       16.7       11.2        9.2
Installed base units (K)          22.9       75.8      192.6      352.0      534.4      712.4      892.0
  Growth (%)                     141.1      231.0      154.1       82.8       51.8       33.3       25.2
Port shipments (K)               809.0    3,473.3    7,680.0   11,256.0   13,916.0   16,568.0   19,516.0
  Growth (%)                     146.6      329.3      121.1       46.6       23.6       19.1       17.8
Ports installed base (K)       1,229.0    4,610.3   12,126.3   22,894.7   35,978.0   50,041.3   65,864.0
  Growth (%)                     192.6      275.1      163.0       88.8       57.2       39.1       31.6
Ports/unit                        60.4       62.0       64.0       67.0       71.0       76.0       82.0
ASV unit ($)                    27,761     33,404     33,600     33,701     33,938     34,276     35,014
  Growth (%)                      36.7       20.3        0.6        0.3        0.7        1.0        2.2
ASV port ($)                       460        539        525        503        478        451        427
  Growth (%)                      16.0       17.1       -2.6       -4.2       -5.0       -5.7       -5.3
New shipment revenue ($M)        372.0    1,870.6    4,032.0    5,661.8    6,651.8    7,472.2    8,333.3
  Growth (%)                     186.2      402.9      115.6       40.4       17.5       12.3       11.5
Upgrade revenue ($M)               N/A       40.0      121.0      328.4      472.3      582.8      675.0
  Growth (%)                                           202.5      171.4       43.8       23.4       15.8
Total end-user revenue ($M)      372.0    1,910.6    4,153.0    5,990.2    7,124.1    8,055.0    9,008.3
  Growth (%)                                413.6      117.4       44.2       18.9       13.1       11.8
--------------------------------------------------------------------------------------------------------

Source: International Data Corporation, 1997


Although the ASV per port is expected to decline 4--5% through 2001, the ASV per unit is expected to stay flat. The reason is increased port density, moving from 62 ports per unit in 1996 to 82 ports in 2001. More ports per unit counteract the declining ASV per port.

Table 3 indicates several remote access market pricing factors.

A number of reasons exist to explain what appears to be an excessively large installed base figure.

A fairly intimidating number is the figure that shows a ports installed base of 65.9 million by 2001 (89.1 million ports for the total RAS market). These figures are more an indication of bandwidth potential than actual user available population. It is not appropriate to multiply 65.9 million by a factor of four or five (assuming a decline in user-to-port ratio from today's 8:15, depending upon corporate or ISP and company size) to determine the actual user population remote access targets. For example, a certain number of ports are linked together to form one connection. Two b-channels are linked to form a BRI connection, which will service a single user. Internationally, BRI is more popular than analog modems here in the United States.


[LOGO] International Data Corporation

Certain versions of DSL will essentially offer home users their own private PRI capacity, with something approaching the bandwidth equivalent of 24 b-channels.

                                    Table 3
                          Remote Access Pricing Factors
--------------------------------------------------------------------------------
                 Factors Causing Price Increases (Stabilization)
--------------------------------------------------------------------------------
o    Increased modem integration

o    Increased percentage of international distribution

o    Enhanced performance and features (works mostly as a price stabilizer)

o    Outsourcing requirements by the public sector add complexity

o Greater integration of network management, security, routing, and WAN features

o Faster interface from the RAS to the LAN, such as switching, 100BaseT, and ATM

o    Migration to faster modems

o    Migration toward DSP-based technology (short term, then reverses)

o    Development of DSL and cable modem remote access equipment

--------------------------------------------------------------------------------
                         Factors Causing Price Declines
--------------------------------------------------------------------------------
o Increased port/unit density (more ports raise unit price but lower port pricing)

o Basic price cuts because of stronger market, more shipments, better manufacturing, and increased competition

o    Increased density of modems onto single-card boards

o    Eventual maturity of DSP-based digital modem technology

o Greater adoption of ISDN, which eliminates modem need (counter-balanced, however, by requirement of two b-channels versus one for analog modem users)
--------------------------------------------------------------------------------
Source: International Data Corporation, 1997

IDC believes that overlap exists between private corporate remote access connections. Those same private sector users also might maintain an account with an ISP outside of whatever might be provided by the corporation. With this arrangement, a single user then takes up two ports, again reducing the "user population" concern.

Finally, not all T1 ports are used. IDC is aware that several vendors are unable to fully populate each T1 with its 24 matching modems because of modem density limitations on the plug-in cards. In some instances, a unit with multiple T1 ports (for example, four T1/FRI lines) might leave one line unoccupied for remote access to provide back-up capability to the WAN, or the line might be used to provide an active LAN-to-LAN connection.

Total Market

Forecasts indicate a slowdown beginning in 1998.

When fixed-port and RAS concentrator segments are combined (Table 4), the data indicates the market grew 187% in 1996 to $2.76 billion; we forecast growth of 86% in 1997 to $5.14 billion. Beyond that, the forecasts do indicate a slowdown beginning in 1998, when the market is expected to climb "just" 37.5% to $7.1 billion. However, using the same argument as for the RAS concentrator growth slowdown from 1996 to 1997 of just 117%, the


                                           [LOGO] International Data Corporation
difference in revenue figures between 1997 and 1998 amounts to close to $2 billion. In addition, from 1996 to 1999, the market will effectively triple in size. Still, vendors should not, in upcoming years, expect triple-digit growth for remote access product lines as the inevitable and customary saturation settles in. Some of the new growth will be from retirements of older platforms, and upgrade revenue will also offer a significant contribution.

Figure 1 shows a comparison between the end-user revenue forecast for fixed-port and concentrator segments; Figure 2 indicates the ASV-per-port comparison.

                                    Table 4

                    Total Worldwide Remote Access Server Market Forecast, 1995--2001

=======================================================================================================
                                 1995      1996       1997       1998       1999       2000       2001
-------------------------------------------------------------------------------------------------------
Units (K)                        174.6     310.5      425.0      514.0      578.0      635.0      690.0
  Growth (%)                      96.0      77.8       36.9       20.9       12.5        9.9        8.7

Installed base units (K)         385.8     619.8      971.2    1,354.3    1,771.0    2,182.8    2,611.0
  Growth (%)                      46.0      60.7       56.7       39.5       30.8       23.3       19.6

Ports (K)                      2,896.6   6,807.1   11,706.0   15,857.8   19,073.0   22,239.2   25,708.4
  Growth (%)                     147.2     135.0       72.0       35.5       20.3       16.6       15.6

Ports installed base (K)       4,696.3  11,088.2   22,164.2   36,108.9   52,429.8   69,761.5   89,096.8
  Growth (%)                     137.4     136.1       99.9       62.9       45.2       33.1       27.7

Ports/unit                        16.6      21.9       27.5       30.9       33.0       35.0       37.3

ASV unit ($)                     5,514     8,763     11,798     13,101     13,489     13,678     13,926
  Growth (%)                      44.9      58.9       34.6       11.0        3.0        1.4        1.8

ASV port ($)                       332       400        428        425        409        391        374
  Growth (%)                      14.9      20.5        7.0       -0.7       -3.8       -4.4       -4.4

New shipment revenue ($M)        962.7   2,720.9    5,014.3    6,734.0    7,796.7    8,685.8    9,609.0
  Growth (%)                     184.0     182.6       84.3       34.3       15.8       11.4       10.6

Upgrade revenue                     NA      40.0      121.0      328.4      472.3      582.8      675.0
  Growth (%)                                          202.5      171.4       43.8       23.4       15.8

Total end-user revenue ($M)      962.7   2,760.9    5,135.3    7,062.4    8,269.0    9,268.6   10,284.0
  Growth (%)                               186.8       86.0       37.5       17.1       12.1       11.0
-------------------------------------------------------------------------------------------------------

Source: International Data Corporation, 1997


[LOGO] International Data Corporation     -9-

                                    Figure 1

     Worldwide RAS Fixed-Port and Concentrator End-User Revenue, 1995-2001


  [THE FOLLOWING TABLE WAS REPRESENTED BY A BAR CHART IN THE PRINTED MATERIAL]


                              [PLOT POINTS TO COME]


Source: International Data Corporation, 1997




                                    Figure 2

         Worldwide RAS Fixed-Port and Concentrator ASV/Port, 1995-2001


  [THE FOLLOWING TABLE WAS REPRESENTED BY A BAR CHART IN THE PRINTED MATERIAL]


                              [PLOT POINTS TO COME]


Source: International Data Corporation, 1997



                                    -10-  [LOGO]  International Data Corporation

DSL Futures

We expect DSL technology (ADSL, HDSL, and SDSL) to integrate into RAS by 1998, which will increase pricing. The advent of DSL would use the b-channel equivalent bandwidth capacity of 24 to 140 b-channels per user.

HDSL and SDSL would use the bandwidth equivalent of 24 b-channels per user; cable modems will be tougher to assess, because the expected 10MB to 20MB bandwidth is shared across many users.

Although these forecasts currently do not specifically indicate a breakout for DSL and cable modem technology used in remote access, a migration toward this technology is assumed.

Private vs. Public

For 1997, IDC expects a 100% growth in public spending; public share will increase to 58% of the total.

Products are sold to either private or public sectors. Table 5 and Figure 3 show the split between private and public revenue and indicate that in 1996, the market comprised 54.2% public, or about $1.5 billion. For 1997, IDC expects a near-100% growth in public spending, and the share will increase to 58% of the total. By the year 2001, the split between public and private will be a 2:1 ratio.

Overall, the ISP market today represents more than 80% of the public sector, but, in the future, we expect this figure to decline as outsourcing catches on. Through 1Q97, IDC believes that 7-15% of the private sector outsources some portion of its remote access. The principal outsourcers are ISPs (40-45%), interexchange carriers (10-20%), and RBOCs and local exchange carriers (15-18%). This data will be further explored in depth in an upcoming bulletin based on two recently conducted end-user surveys.


                                     Table 5

   Remote Access Server End-User Revenue Forecast, Private vs. Public Sectors,
                                    1996-2001

===================================================================================
                            1996      1997      1998      1999      2000      2001
-----------------------------------------------------------------------------------
Worldwide revenue (SM)    2,760.9   5,135.3   7,062.4   8,269.0   9,268.6  10,284.0
  Growth (%)                           86.0      37.5      17.1      12.1      11.0

Private share (%)            45.8      42.0      38.5      36.5      35.0      33.5
  Revenue ($M)            1,264.5   2,156.8   2,719.0   3,018.2   3,244.0   3,445.1
  Growth (%)                           70.6      26.1      11.0       7.5       6.2

Public share (%)             54.2      58.0      61.5      63.5      65.0      66.5
  Revenue ($M)            1,496.4   2,978.5   4,343.4   5,250.8   6,024.6   6,338.8
  Growth (%)                           99.0      45.8      20.9      14.7      13.5
-----------------------------------------------------------------------------------

Source: International Data Corporation, 1997



[LOGO] International Data Corporation  -11-

                                    Figure 3

     Worldwide RAS End-User Revenue Forecast by Private and Public Sectors,
                                    1996-2001



  [THE FOLLOWING TABLE WAS REPRESENTED BY A BAR CHART IN THE PRINTED MATERIAL]


                              [PLOT POINTS TO COME]


Source: International Data Corporation, 1997


                                     Summary

In 1996, one- to four-port T1/PRI units took care of most ISP needs, but greater stratification is needed going toward 2001.

An examination of the data indicates that by 2001, 88% of revenue will be derived from PAS concentrators, up from 69% in 1996. On top of this data, further analysis shows that the public sector offers the largest and fastest-growing opportunity.

Going down the public road, public sector platforms should offer, at a minimum, a two-T1/PRI capacity unit that can handle 48 modems. This platform is considered capable of targeting small ISPs. A four-to eight-T1/PRI unit covers the midrange-to-large classification of ISPs, and a T3 unit with 28 T1 capacity will handle the large-to-super-large, metropolitan region ISPs and carriers building an outsource business. However, specific platform size is only part of the equation, and ISPs have long been successfully stacking up units to build impressively sized networks.

Perhaps more important than port capacity will be the need for vendors to address the features, performance, pricing, network management and security, quality and reliability, service and support, and end-to-end strategy issues that are so inherent in the public sector.

                                    - 12 - [LOGO] International Data Corporation

                                 AMENDMENT NO. 1
                                       to
                               SOFTWARE AGREEMENT
                                     between
                            LUCENT TECHNOLOGIES INC.
             (formerly AT&T CORP.'s Systems and Technology Business)
                                       and
                                ARIEL CORPORATION
                                      dated
                                   May 2, 1995

     The above-referenced agreement is hereby amended by the parties as follows:

1. All references to AT&T Corp. throughout the above-referereced agreement are changed to Lucent Technologies Inc. and all references to AT&T throughout the above-referenced agreement are changed to LUCENT;

2. Add a new WHEREAS clause as follows: --WHEREAS, LICENSEE is willing to support any and all existing LUCENT LICENSED SOFTWARE users;--;

3. In Section 3.0 delete the text "twenty-four (24) months" and replace it with -five (5) years from the date of signing by both parties of this Amendment No.
1-;

4. In section 4.3 at line 2 after "above" insert a period and delete the remainder of this section in its entirety;

5. In Section 4.0 add a new section 4.9 which reads as follows: --4.9 In consideration of the extension of the Agreement, LICENSEE agrees to provide any and all support required by existing LUCENT VCOS systems users for a period of six (6) months pending completion of negotiations for an expanded relationship with LICENSEE.-- and add a new section 4.10 which reads as follows: -.4.10 LUCENT agrees to refrain from any licensing of the LICENSED SOFTWARE to any third parties for a period of at least six (6) mouths pending completion of negotiations for an expanded relationship with LICENSEE.--;

6. In Section 6.0 delete the present text in its entirety and substitute the following new text:


                  --Lucent Tech./          Other Processors
                    80x86/Pentium/
                    Power PC

License Fee/copy       $0.00                    $1.00
(Any Quantity)

LICENSEE agrees to pay to LUCENT the total amount of royalties due at the end of the six (6) month period commencing upon the execution of this Amendment. In the event the aggregate amount of such royalties due does not include a quantity of units in excess of 25k, then

LICENSEE shall be permitted to accrue the quantity and make payment in the next six (6) month period when the aggregate quantity reaches an amount in excess of 25k units.-;

7. In Sections 11.1 and 11.2 change all references to AT&T IPM CORP to LUCENT TECHNOLOGIES INC.,

8. In Section 15.0 delete this section in its entirety and substitute the following --LUCENT will not provide any on-going support of the LICENSED SOFTWARE.--;

9. In Exhibit B add to the definition of LICENSED PRODUCT(S) the following:

         --Teradon and derivative products; and
           VCOS object code.--; and

10.. In Exhibit C at the end of line 7 add the following --and Windows 3.11 and Windows `95--.

11. Except for the changes noted above, all other terms and conditions of the above-referenced agreemnt remain in full force and effect.

This amendment shall be effective as of the latest of the dates indicated below.


ARIEL CORPORATION                       LUCENT TECHNOLOGIES INC.

By: /s/ A. Agnello                      By: /s/ Sohail Khan
    -----------------------                 -----------------------------
Name: A. AGNELLO                        Name: SOHAIL KHAN
Title: PRESIDENT                        Title: Strategy & Market Planning
Date: MARCH 19, 1998                    Date:  3/13/96

                                 AMENDMENT NO. 2
                                       to
                               SOFTWARE AGREEMENT
                                     between
                            LUCENT TECHNOLOGIES INC.
             (formerly AT&T CORP.'s Systems and Technology Business)
                                       and
                                ARIEL CORPORATION
                                      dated
                                   May 2, 1995

The above-referenced agreement, as amended by Amendment No. 1, is hereby further amended by the parties as follows:

1. In Section 4.9 change "six (6) months" to --twelve (12) months--;

2. In Section 4.10 change "six (6) months" to --twelve (12) months--; and

3. In Section 6.0 change the sentence that now reads "LICENSEE agrees to pay to LUCENT the total amount of royalties due at the end of the six (6) month period commencing upon the execution of this Amendment." to --LICENSEE agrees to pay to LUCENT the total amount of royalties due at the end of each six (6) month period commencing upon the execution of this Amendment.--.

Except for the changes noted above, all other terms and conditions of the above-referenced agreement remain in full force and effect.

This amendment shall be effective as of September 13, 1996.




ARIEL CORPORATION                       LUCENT TECHNOLOGIES INC.

By: /s/ A. Agnello                      By: /s/ Sohail Khan
    -----------------------                 -----------------------------
Name: A. AGNELLO                        Name: SOHAIL KHAN
Title: PRESIDENT                        Title: Strategy & Market Planning
Date: MARCH 19, 1998                    Date:  3/13/96

April 24, 1995



                       DSP32XX AND ROYALTY FEES FOR ARIEL



The following represents pricing for Ariel on DSP32XX devices and royalty fees associated with the Software Agreement between Ariel Corp. and AT&T Corp. Upon signature of the License Agreement, Ariel will pay a royalty fee (as outlined below) with each DSP32XX purchase.

                                                                   Per Device
Quantity            DSP3210-60ns   D5P3207-60ns   D5P3207-72ns     Royalty Fee
--------            ------------   ------------   ------------     -----------
1st 10K Units          $40.00         $36.00         $26.00          $ 0.00
Next 30K Units         $35.00         $32.00         $23.00          $ 5.00
40.001 & Greater       $32.00         $30.00         $21.00          $ 5.00


Prior to this Sofware Agreement going into effect, 3210-60ns prices will remain $50.00, 3207-60ns prices at $46.00. and 3207-72ns prices at $33.00.




/s/ Maureen Russell
M. A. Russell
DSP Product Marketing

                               SOFTWARE AGREEMENT


THIS AGREEMENT is made between AT&T CORP., a New York corporation, acting through its AT&T Microelectronics business unit, having an office at Two Oak Way, Berkeley Heights. New Jersey 07922 ("AT&T") and ARIEL CORPORATION, a Delaware corporation, having an office at 433 River Road, Highland Park, New Jersey 08904 ("LICENSEE"). The effective date of this Agreement is the later of the dates of execution by the respective parties.

WHEREAS, AT&T has developed and owns LICENSED SOFTWARE; and

WHEREAS, LICENSEE desires to port LICENSED SOFTWARE from a Windows environment to other operating system environments; and

WHEREAS, LICENSEE represents that it has in place facilities and an organization to port, promote, market, distribute and support LICENSED SOFTWARE, and wishes to distribute various ported versions of LICENSED SOFTWARE to its customers; and

WHEREAS, AT&T is willing to grant access by LICENSEE to LICENSED SOFTWARE;

NOW, THEREFORE, in consideration of the mutual covenants set forth below, the parties agree to the following terms and conditions:

1.0  DEFINITIONS

     1.1 "LICENSED SOFTWARE" means AT&T's proprietary VCOS software package in source code form, as specified in Exhibit A, and any object code versions thereof, as also specified in Exhibit A.

     1.2 "PRE-LOADING" means an AT&T approved process whereby applicable object code versions of LICENSED SOFTWARE, without substantive modification, are loaded into memory in LICENSEE PRODUCT, or copied into other storage media prior to delivery by LICENSEE to any End-User or other third party. UPDATES to LICENSED SOFTWARE may also be included.

     1.3 "UPDATE" means a new release or edition of the current version of LICENSED SOFTWARE that includes corrective actions, bug-fixes, or other necessary modifications. Such term does not mean any new or later version of LICENSED SOFTWARE that includes additional or enhanced functionality.

     1.4 "LICENSEE PRODUCT" is defined in Exhibit B.


                            AT&T / ARIEL Proprietary

     1.5 "SUBSIDIARY" of a company means a corporation or other legal entity
(i) the majority of whose shares or other securities entitled to vote for election of directors (or other managing authority) is now or hereafter controlled by such company either directly or indirectly; or (ii) which does not have outstanding shares or securities but the majority of whose ownership interest representing the right to manage such corporation or other legal entity is now or hereafter owned and controlled by such company either directly or indirectly; but any such corporation or other legal entity shall be deemed to be a SUBSIDIARY of such company only as long as such control or ownership and control exists.

2.0  EXHIBITS

     The following exhibits are attached hereto and made a part thereof:

          Exhibit A:   Summary of AT&T Licensed Software
          Exhibit B:   Software Distribution Rights
          Exhibit C:   Approved Operating Systems
          Exhibit D:   Minimum Requirements for End-user Software License
                       Agreement

3.0  TERM

     This Agreement shall continue for a term of twenty-four (24) months, unless earlier terminated in accordance with Section 17. LICENSEE's obligations under Sections 9, 10, 14, 16 and 18 shall survive any termination of this Agreement, including its expiration.

4.0  LICENSE GRANT

     4.1 AT&T hereby grants to LICENSEE a personal, nontransferable, and non-exclusive right to use and port, at LICENSEE's United States headquarters, a source code version of LICENSED SOFTWARE to the operating systems identified in Exhibit C, as amended from time to time by mutual agreement of the parties hereto.

     4.2 AT&T hereby further grants to LICENSEE a personal, nontransferable, and non-exclusive right to reproduce, market, distribute, maintain and support worldwide only object code versions of the ported LICENSED SOFTWARE to End-User customers or other third parties in accordance with the minimum terms and conditions set forth in Exhibit D.

     4.3 No right is granted for the use of LICENSED SOFTWARE in source code form for or by any third person except as provided above or for use of any portion of LICENSED SOFTWARE in source code or object code form other than in AT&T digital signal processors. AT&T grants LICENSEE the right of first refusal to port VCOS to non-AT&T chips.

                            AT&T / ARIEL Proprietary

     4.4 LICENSEE may make those copies of LICENSED SOFTWARE necessary to the use by LICENSEE for which rights are granted hereunder, provided that each such copy contains any copyright and/or proprietary notice appearing on or in the LICENSED SOFTWARE being copied.

     4.5 LICENSEE agrees that it will not use or copy LICENSED SOFTWARE except as authorized herein.

     4.6 LICENSEE agrees that it will not develop and/or market a competitive technology using techniques embodied in the LICENSED SOFTWARE during the term of this Agreement and for a period of one (1) year following the expiration or termination of this Agreement. AT&T agrees to forebear from developing, marketing, distributing, maintaining and supporting any ported versions of the LICENSED SOFTWARE for a period of one (1) year from the Effective Date of this Agreement.

     4.7 Certain software that may be included in LICENSED SOFTWARE may be subject to third party patents. Third parties, of whom AT&T is aware, who may maintain that they own pertinent patents are specified in Exhibit A. It is up to LICENSEE to investigate and to obtain, at its own expense, any and all third party licenses it needs or its customers need to utilize object code versions of LICENSED SOFTWARE.

     4.8 As general policy, AT&T does not recommend the use of any of its products for medical or life support applications wherein a failure or malfunction of the product may threaten life or cause injury and will not knowingly license or sell its products for either such use. LICENSEE is not authorized to license or furnish LICENSED SOFTWARE to customers whom LICENSEE believes may intend to use LICENSED SOFTWARE for such applications except with the prior written approval of AT&T.

5.0  SCOPE OF SOFTWARE ADAPTATIONS

     5.1 The scope of changes to the LICENSED SOFTWARE by LICENSEE shall be limited to:

          5.1.1 Porting at LICENSEE's United States headquarters a source code version of LICENSED SOFTWARE to the operating systems identified in Exhibit C; and

          5.1.2 Making enhancements for improved performance, including bug fixes.

     5.2 Except for those operating systems listed in Exhibit C, any other adaptations of LICENSED SOFTWARE to other operating systems shall require AT&T's approval in writing in the form of an amendment to this Agreement. Such approval will not be unreasonably withheld.


                            AT&T / ARIEL Proprietary

     5.3 To ensure the quality associated with the LICENSED SOFTWARE for use with AT&T digital signal processors. LICENSEE shall provide to AT&T beta test versions of all adaptations in object code form for the sole purpose of testing and evaluation by AT&T. The test period shall not exceed four (4) weeks, after which AT&T shall return to LICENSEE all copies of beta test versions of all adaptations in object code form provided by LICENSEE. In the event that the adapted software fails to meet AT&T's quality standards for software to be made generally available in the commercial marketplace, then LICENSEE shall undertake commercially reasonable efforts to fix the adapted software within a mutually agreed to time period.

6.0  FEES

     License Fees for LICENSED SOFTWARE shall be specified by AT&T in a separate written document and may be changed by AT&T upon written notice. Any such writing shall become a part of this Agreement. Any increases in fees will not exceed ten percent (10%) at any point in time and AT&T will give LICENSEE at least six (6) months advance written notice of any such fee increase.

7.0  TAXES

     Fees to be specified pursuant to Section 6.0 generally will not include local, state or federal taxes. LICENSEE hereby agrees to pay all such taxes as may be imposed upon LICENSEE or AT&T (other than taxes based on AT&T's income) with respect to the marketing, reproduction, distribution, possession, maintenance, support or use of LICENSED SOFTWARE pursuant to this Agreement.

8.0  DISTRIBUTION

     Distribution rights granted to LICENSEE under this Agreement are expressly specified in Exhibit B.

9.0  EXPORTS

     LICENSEE hereby assures AT&T that it does not intend to and will not knowingly, without the prior written consent (if required) of the Office of Export Administration of the U.S. Department of Commerce. Washington, D.C. 20230, transmit, directly or indirectly;

     (i)   LICENSED SOFTWARE; or

     (ii) any immediate product (including processes and services) produced directly by or through the use of LICENSED SOFTWARE; or

     (iii) any commodity produced by such immediate product if such immediate product is a plant capable of producing a commodity or is a substantial


                            AT&T / ARIEL Proprietary
           component of such plant:

to any group Q, S, W, Y, or Z country (or any national or resident of those countries), as defined in the Export Administration Regulations of the U.S. Department of Commerce.

10.0 CONFIDENTIALITY

     10.1 LICENSEE agrees to keep LICENSED SOFTWARE (including methods and concepts utilized therin) in confidence. LICENSEE shall ensure that an obligation not to disclose confidential information is a part of the terms and conditions of employment for its employees.

     10.2 AT&T agrees to keep LICENSEE's proprietary information in confidence. AT&T shall ensure that an obligation not to disclose confidential information is a part of the terms and conditions of employment for its employees.

     10.3 The receiving party's obligations under this Section shall not apply to any information relating to AT&T's LICENSED SOFTWARE (including any method or concept utilized therein) or LICENSEE's proprietary information that:

     (i) is or becomes available without restriction to the general public by acts not attributable to the receiving party or its employees;

     (ii) was rightfully in the receiving party's possession without limitation on disclosure before disclosure hereunder to the receiving party;

     (iii) is rightfully disclosed to the receiving party by a third party without restrictions on disclosure; or

     (iv)  is independently developed by the receiving party.

11.0 OWNERSHIP OF LICENSED SOFTWARE

     11.1 LICENSED SOFTWARE is solely the property of AT&T IPM CORP. LICENSEE understands and acknowledges that no ownership interest in LICENSED SOFTWARE is transferred to LICENSEE or to any third party by virtue of this Agreement.

     11.2 LICENSEE hereby grants to AT&T IPM CORP. all right, title and interest in and to any and all ported versions of LICENSED SOFTWARE and further including but not limited to any and all enhancements, UPDATES, adaptations, modifications and improvements based on any ported version of LICENSED SOFTWARE.


                            AT&T / ARIEL Proprietary

     11.3 After the one (1) year period specified in Section 11.3. AT&T may contract with other parties for the development, marketing, distribution, maintenance and support of software having functionality similar to the ported versions of LICENSED SOFTWARE made by LICENSEE, or AT&T may develop, market, distribute, maintain and support similar software independently. LICENSEE shall not share any of its own confidential information with AT&T.

12.0 DISCLAIMER OF AT&T WARRANTIES

     12.1 AT&T MAKES NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED. BY WAY OF EXAMPLE, BUT NOT LIMITATION, AT&T MAKES NO REPRESENTATION OR WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR THAT USE OF LICENSED SOFTWARE WILL NOT INFRINGE ANY COPYRIGHT OR TRADEMARK OF A THIRD PARTY. ADDITIONALLY, AT&T SHALL NOT BE HELD TO ANY LIABILITY WITH RESPECT TO ANY CLAIM ON ACCOUNT OF, OR ARISING FROM, THE USE OF LICENSED SOFTWARE. AT&T IS NOT AWARE OF ANY SUCH CLAIM BY ANY THIRD PARTY, EXCEPT AS SPECIFIED IN SECTION 4.7.

     12.2 AT&T SHALL HAVE NO LIABILITY UNDER THIS AGREEMENT FOR ANY CLAIM OR SUIT TO THE EXTENT THE INFRINGEMENT ARISES DIRECTLY FROM THE COMBINATION, OPERATION, OR USE OF LICENSED SOFTWARE WITH DEVICES, PARTS, OR SOFTWARE NOT SUPPLIED BY AT&T OR ITS SUBCONTRACTORS AND SUCH CLAIMS OF INFRINGEMENT WOULD HAVE BEEN AVOIDED BUT FOR THE COMBINATION, OPERATION, OR USE OF THE LICENSED SOFTWARE WITH SUCH DEVICES, PARTS, OR SOFTWARE.

13.0 LICENSEE WARRANTY

     LICENSEE, on its own behalf, may warrant LICENSED SOFTWARE to its customers as it deems appropriate. LICENSEE shall NOT provide any warranty to its customers on behalf of AT&T with respect to LICENSED SOFTWARE.

14.0 NO POWER TO BIND AT&T

     LICENSEE specifically assures AT&T that it will not extend, directly or indirectly, any warranty or representation in the name of AT&T or purport to bind AT&T in any way. LICENSEE further agrees that it will indemnify AT&T and hold it harmless from any claim arising out of LICENSEE's exercise of any of the rights granted in this Agreement.

15.0 LIMITED SUPPORT

     AT&T will provide limited support, to LICENSEE only, in accordance with AT&T's general support program for the source code version of LICENSED SOFTWARE operating


                            AT&T / ARIEL Proprietary
under the Windows environment. Under no circumstances will AT&T provide any level of support for any of the ported versions of LICENSED SOFTWARE or any object code versions of LICENSED SOFTWARE. Neither the execution of this Agreement nor anything in it or in LICENSED SOFTWARE shall be construed as an obligation upon AT&T to furnish any other assistance of any kind whatsoever, or to provide any information or documentation.

16.0 LIMITATION OF LIABILITY

     AT&T shall in no event be liable to LICENSEE or any third party for loss of time, inconvenience, loss of use of any products or property damage caused by LICENSED SOFTWARE in source or object code form or its failure to work, or for any special, incidental or consequential loss or damages arising out of the use of or inability to use LICENSED SOFTWARE in source or object code form (whether in an action for or arising out of alleged breach of warranty, alleged breach of contract, delay, negligence, strict liability or otherwise), even if AT&T has been advised of the possibility of such damages. No action or proceeding against AT&T may be commenced more than two years after the last delivery, as specified in Exhibit D, by AT&T to LICENSEE of LICENSED SOFTWARE. LICENSEE agrees to defend and indemnify AT&T from any and all claims, suits, and liabilities (including attorney's fees) arising out of or resulting from any actual or alleged act or omission on the part of LICENSEE, its authorized third parties, employees or agents, in connection with the distribution of LICENSED SOFTWARE to End-Users, including, without limitation, claims, suits and liability for bodily or other injuries to End-Users resulting from use of LICENSEE PRODUCT not caused solely by faults in LICENSED SOFTWARE as provided by AT&T to LICENSEE.

17.0 TERMINATION FOR BREACH

     AT&T may initiate termination of this Agreement for cause by giving to LICENSEE sixty (60) days prior written notice specifying the reason for termination, which termination shall occur unless such reason for termination is cured within the sixty (60) day period. A right to terminate under this
Section 17.0 shall arise upon the happening of any of the following events:

     (i) if LICENSEE becomes the subject of a bankruptcy petition filed in a court in any jurisdiction, whether voluntary or involuntary; or a receiver or a trustee is appointed for all or a substantial portion of LICENSEE's assets; or LICENSEE makes an assignment for the benefit of its creditors; or

     (ii) if LICENSEE fails to perform substantially any material covenant, obligation, representation or warranty under this Agreement including but not limited to the timely payment of any license fees specified under this Agreement.


                            AT&T / ARIEL Proprietary

     18.0 TERMINATION PROCEDURE

     18.1 Upon termination of this Agreement, LICENSEE will promptly comply with the termination procedures described herein, and shall certify in writing to AT&T that the procedures described herein have been complied with.

          18.1.1 Upon termination, the following procedures shall be executed by LICENSEE within thirty (30) working days:

          18.1.2 If applicable, LICENSEE will promptly return to AT&T, at LICENSEE's expense and as instructed by AT&T, all AT&T-furnished copies of LICENSED SOFTWARE and any reproductions thereof whether in ported or unported form in its inventory. If this Agreement is terminated by AT&T, AT&T will refund any payment made by LICENSEE for unopened, returned copies in undamaged condition, but not freight, shipping and/or other handling costs, as applicable.

          18.1.3 If applicable, LICENSEE shall cease promotion, marketing, reproduction, use, distribution, maintenance and support of LICENSED SOFTWARE and destroy any copies in its inventory.

          18.1.4 LICENSEE shall, at its expense, remove all copies of LICENSED SOFTWARE and/or documentation from its distribution channels and destroy such copies. Upon termination of this Agreement, any end user licenses already granted by LICENSEE pursuant to Exhibit D shall not be affected.

          18.1.5 LICENSED SOFTWARE and/or documentation shall be removed from all LICENSEE PRODUCT not yet shipped to customers at the time of termination and destroyed or returned to AT&T.

          18.1.6 LICENSEE shall indemnify, hold harmless and defend AT&T against any claims arising out of termination of this Agreement.

19.0 USE OF AT&T TRADEMARKS

     19.1 LICENSEE recognizes AT&T's rights in its trademarks, service marks, trade names and logos, including VCOS(R). Except as permitted by United States trademark law and expressly provided herein, nothing in this Agreement shall imply the grant to LICENSEE of a license to use (i) any trademark, service mark, trade name or logo of AT&T or any of its affiliates in connection with the advertising, licensing, marketing or any other use by LICENSEE of LICENSED SOFTWARE, or (ii) any trademark, service mark, trade name or logo that is confusingly similar to a name or mark used by AT&T or any of its affiliates.


                            AT&T / ARIEL Proprietary

     19.2 LICENSEE shall include, in its packaging, documentation, promotional materials, advertising and, where applicable, installation screen ("materials") concerning all LICENSEE PRODUCTS, the following statement "AT&T VCOS Software included." LICENSEE shall label disks "AT&T VCOS(R) Operating System". Such statement or disk label shall be of a size, and in a location, sufficient for reasonable visibility, but less prominent than LICENSEE's own name and trademarks(s). All such materials shall be subject to AT&T's prior approval before use by LICENSEE. LICENSEE shall submit two (2) copies of all proposed materials to AT&T for such prior approval. AT&T will notify LICENSEE either of its approval or any necessary remedial action in writing within twenty (20) days of receipt of such material.

     19.3 LICENSEE shall not represent, directly or indirectly, that any product or service of LICENSEE is a product or service of AT&T or any of its affiliates.

20.0 NOTICES

     All notices required or permitted under this Agreement shall be in writing and shall be deemed given: (i) when delivered personally; (ii) when sent by confirmed telex or facsimile; (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (iv) one (1) day after deposit with a commercial overnight carrier, with written verification of receipt. All communications will be sent to the addresses set forth below. Either party may change its address by giving notice pursuant to this Section 20.0.

     if to AT&T:                             if to LICENSEE:

     AT&T Corp.                              Ariel Corporation
     AT&T Microelectronics                   433 River Road
     Wireless and Messaging Organization     Highland Park, New Jersey 08904
     Room 55A-310                            Tel. No.: 908-249-2900
     1247 South Cedar Crest Boulevard        Fax No.: 908-249-2123
     Allentown, PA 18103
     Tel. No.: 610-712-3257
     Fax No.: 610-712-2772

     With a copy to:

     AT&T Law Division
     AT&T Microelectronics
     Room 55C-1l
     Two Oak Way
     Berkeley Heights, NJ 07922
     Fax No.: 908-771-4582

                            AT&T / ARIEL Proprietary

21.0 AUTHORITY

     AT&T and LICENSEE each represents and warrants to the other that it has the right and power to enter into this Agreement, and that there are no outstanding assignments, grants, licenses, encumbrances, obligations or agreements, either written, oral or implied, inconsistent with any provision of this Agreement.

22.0 FORCE MAJEURE

     Neither party shall be held responsible for any delay or failure in performance of any part of this Agreement to the extent such delay or failure is caused by fire, flood, explosion, war, strike, embargo, government action or failure to act, civil or military authority, act of God, inability to secure material or transportation facilities, act of omission of carriers or other causes beyond its control whether or not similar to the foregoing.

23.0 HEADINGS

     Section headings used in this Agreement are used for convenience only and shall in no event be used for interpretation purposes.

24.0 NON-WAIVER

     No failure by AT&T to enforce any provision of this Agreement shall constitute a waiver or affect its right to require the performance thereof by LICENSEE or affect the validity of any other provision.

25.0 ENTIRE AGREEMENT

     This Agreement constitutes the entire understanding between the parties and supersedes any and all prior oral or written agreements, memoranda, letters of intent, representations or understandings by or between the parties relating to the subject matter hereof, including any provision of any purchase order to the extent inconsistent herewith.

26.0 MODIFICATIONS

     This Agreement shall not be modified, altered, changed or amended in any respect unless in writing signed by a duly authorized representative of each of the parties hereto.

27.0 RESTRICTION ON ASSIGNMENT

     The rights and obligations provided under this Agreement may not be transferred or assigned by LICENSEE without the prior written consent of AT&T, which consent shall not be


                            AT&T / ARIEL Proprietary
unreasonably withheld. Any attempted assignment in contravention of this Section
27.0 shall be void and ineffective.

28.0 SEVERABILITY

     In the event any provision of this Agreement should be held invalid or unenforceable, the remaining provisions of this Agreement, and any and all concurrent agreements pertaining to LICENSED SOFTWARE, shall remain valid.

29.0 CHOICE OF LAW

     This Agreement shall be governed by, and construed in accordance with, the law of the State of New York, excluding its choice of law rules.

30.0 DISPUTE RESOLUTION

     30.1 If a dispute arises out of or relates to this Agreement, or the breach, termination or validity thereof, the parties agree to submit the dispute to a sole mediator selected by the parties or, at any time at the option of a party, to mediation by the American Arbitration Association ("AAA"). If not thus resolved, it shall be referred to a sole arbitrator selected by the parties within thirty (30) days of the mediation, or in the absence of such selection, to AAA arbitration which shall be governed by the United States Arbitration Act.

     30.2 Any award made (i) shall be a bare award limited to a holding for or against a party and affording such remedy as is deemed equitable, just and within the scope of this Agreement; (ii) shall be without findings as to issues or a statement of the reasoning on which the award rests: (iii) may in appropriate circumstances include injunctive relief; and (iv) may be entered in any court.

     30.3 The requirement for mediation and arbitration shall not be deemed a waiver of any right of termination under this Agreement and the arbitrator is not empowered to act or make any award other than based solely on the rights and obligations of the parties prior to any such termination.

     30.4 The arbitrator may not limit, expand or otherwise modify the terms of this Agreement.

     30.5 This agreement shall be interpreted in accordance with the laws of the State of New York, excluding its choice of law rules, and the place of mediation and arbitration shall be New York City.

     30.6 Each party shall bear its own expenses but those related to the compensation and expenses of the mediator and arbitrator shall be borne equally.


                            AT&T / ARIEL Proprietary

     30.7 A request by a party to a court for interim measures shall not be deemed a waiver of the obligation to mediate and arbitrate.

     30.8 The parties, their representatives, other participants and the mediator and arbitrator shall hold the existence, content and result of mediation and arbitration in confidence.







                            AT&T / ARIEL Proprietary

IN WITNESS WHEREOF, the parties hereto have executed this Agreement in duplicate originals through their duly authorized officials.



          AT&T CORP.



               ----------------------------------------------------
                           Signature


               ----------------------------------------------------
                           Printed Name


               ----------------------------------------------------
                           Title


               ----------------------------------------------------
                           Date




          ARIEL CORPORATION





               ----------------------------------------------------
                           Signature


               ----------------------------------------------------
                           Printed Name


               ----------------------------------------------------
                           Title


               ----------------------------------------------------
                           Date


                            AT&T / ARIEL Proprietary

                                    EXHIBIT A

                        SUMMARY OF AT&T LICENSED SOFTWARE


1.0 LICENSEE RESPONSIBILITIES

     1.1 As specified in Section 4.3 of the AT&T Software Agreement, certain third parties, identified below, may maintain that they own patents pertinent to LICENSED SOFTWARE. It is up to LICENSEE to investigate and to obtain, at LICENSEE's expense, any necessary licenses before LICENSEE or any customer of LICENSEE uses such software.

     1.2 Applicable Third Parties for MPEG Audio Encode and Decode:

        AEG-Telefunken                               JVC
        Bell Communications Research (Bellcore)      Kokusai Denshin Denwa (KDD)
        British Telecom (BT)                         NEC
        CCETT (France)                               Philips N.V.
        Compression Labs, Inc. (CLI)                 PictureTel
        Fraunhofer-Gesellschaft (FhG)                Sharp
        Hitachi                                      Sony
        Instit Fur Rundfunktechnik Gmbh (IRT)        Vistacom
        Intel

2.0 AT&T LICENSED SOFTWARE

     2.1 AT&T agrees that the version of LICENSED SOFTWARE described herein shall be equivalent in functionality, within the limits of the capabilities of LICENSEE PRODUCT, to the "standard" LICENSED SOFTWARE furnished by AT&T. This
Section 2.0 specifies the applicable LICENSED SOFTWARE covered by the Agreement.

          2.1.1 Source Code

DSP Source Code sufficient to build the following VCOS/DSP3210 modules:

        VCOS OS Modules: os, schedule
        Debugger Modules: bp, bpsim, iostm
        Speech Coding: sbcl6e, sbcl6d, sbc24e, sbc24d
        Caller ID: cid, cidmon
        Call Progress Detection: cpd_lpc, cpd, cpdmon, silmon, pulsdial Sample Rate Conversion (all): src*


                            AT&T / ARIEL Proprietary

Host    Source Code sufficient to build the following APIs and Utilities:
        VCAS: Main VCOS Host API VRM: VCOS Resource Manager VTSP: VCOS TAPI API Service Provider LLA: VCOS WAV API Service Provider VCSIM Simulator VCD Debugger VCC C Compiler TaskWalk Utility Vcosify Utility coffdump Utility d32ar Archiver d32as Assembler d32conv Utility d32cpp Preprocessor d32dis Disasembler d32dump Utility d32hex Utility d321d Utility d32make Utility d32nm Utility d32optim Utility d32sect Utility d32size Utility d32strip Utility d32trans Utility

VCOS modem controller software

        2.1.2 Object Code

        DSP Binary:
        All DSP binary as shipped in V1.21 VCOS 2/9/95 release of VCOS Runtime Classic, and associated SDK, MDK, HDK development kits.


        2.1.3 Documentation

Document Source:
        SDK Manual
        MDK Manual

                            AT&T / ARIEL Proprietary

        HDK Manual







                            AT&T / ARIEL Proprietary

3.0 GRANT OF DISTRIBUTION RIGHTS

     3.1 AT&T hereby grants to LICENSEE a worldwide, non-transferable, and non-exclusive right to reproduce and distribute, and authorize third parties to distribute, subject explicitly to the restrictions of this Exhibit B, copies of LICENSED SOFTWARE in object code form only. LICENSEE shall require that all authorized third parties agree in writing (i) to comply with the terms and conditions of this AT&T Software Agreement, and (ii) not to make any copy or copies of LICENSED SOFTWARE. LICENSEE shall assert its best efforts to enforce such written agreements.

     3.2 LICENSEE and authorized third parties may distribute LICENSED SOFTWARE in object code form only and only with LICENSEE PRODUCT (or included in LICENSEE PRODUCT through PRE-LOADING) to any End-User and only in combination with a written agreement supplied by LICENSEE which either (i) is signed by the End-User, or (ii) is placed on the package containing LICENSED SOFTWARE that is fully visible to the End-User and that the End-User accepts by opening the package, or (iii) where LICENSED SOFTWARE is included in LICENSEE PRODUCT through PRE-LOADING, is (1) referenced in a sticker on LICENSEE PRODUCT which is visible to an End-User before the End-User opens the package containing LICENSEE PRODUCT, and (2) is placed on a package containing End-User documentation that is fully visible to the End-User and that the End-User accepts by opening the package containing such documentation. Such written agreement shall contain provisions fully consistent with those set forth in Exhibit D. AT&T may, at its option require that such written agreement be submitted for prior AT&T review and approval, which approval shall not be unreasonably withheld. AT&T may also, at its option, revise any provision or provisions of Exhibit D upon thirty (30) days' written notice to LICENSEE.

     3.3 LICENSEE shall distribute one (1) copy only of LICENSED SOFTWARE in object code form only for each LICENSEE PRODUCT provided to an End-User; provided however, in the course of furnishing to End-Users UPDATES (not providing additional functionality) of LICENSED SOFTWARE, LICENSEE may distribute additional copies of LICENSED SOFTWARE to such End-Users where such distribution is intended to completely replace the previously distributed copy of LICENSEE PRODUCT.

     3.4 LICENSEE shall ensure that all copies of LICENSED SOFTWARE distributed or copied pursuant to this Section 3.0 contain all relevant AT&T trademark and copyright notices.

     3.5 For each copy of LICENSED SOFTWARE distributed by LICENSEE or authorized third parties pursuant to this Section 3.0, LICENSEE shall pay AT&T the fees pursuant to the terms thereof, except for any replacement copies provided pursuant to Section 3.3 above.

     3.6 If and when AT&T makes UPDATES or other new versions of LICENSED SOFTWARE generally commercially available, AT&T will use reasonable efforts to create and/or, at LICENSEE's expense, lend all reasonable assistance and authority to LICENSEE so as


                            AT&T / ARIEL Proprietary
to enable LICENSEE to create, a new version of LICENSEE PRODUCT for distribution under the terms and conditions of this Exhibit B.

     3.7 LICENSEE shall, on a quarterly basis, provide AT&T, at Wireless and Messaging Organization, Room 55A-310, 1247 South Cedar Crest Boulevard, Allentown, Pennsylvania 18103, a complete and current listing of third parties authorized to distribute LICENSED SOFTWARE. AT&T shall hold such information confidential and use such solely for the purpose of assisting AT&T in marketing and further development of LICENSED SOFTWARE. Such listing shall be accompanied by an accounting for all copies of LICENSED SOFTWARE made by LICENSEE during the preceding quarter.

     3.8 If an AT&T-provided sign-on logo and/or trademark notice is provided, LICENSEE shall display such as part of the LICENSEE sign-on procedure for a reasonable time to the End-User each time the End-User begins using (e.g.: signs on, logs on, or activates) LICENSED SOFTWARE. Such AT&T-provided sign-on notice may change with future LICENSED SOFTWARE. Any such changes shall be provided to LICENSEE part of such future revisions of LICENSED SOFTWARE.

     3.9 AT&T reserves the right to inspect LICENSEE's accounting and record keeping materials applicable to LICENSED SOFTWARE, upon reasonable prior written notification of not less than three (3) business days to the LICENSEE's address in Section 19.0 of the AT&T Software Agreement for the purpose of assuring compliance with these provisions. Such audit procedures shall be in conformance with reasonable accepted practices. Such audits shall be performed no more frequently than twice per calendar year.
















                            AT&T / ARIEL Proprietary

                                    EXHIBIT C

                           APPROVED OPERATING SYSTEMS



Ariel is granted rights to develop VCOS products for the following host UNIX and UNIX-derivative operating system environments.

     SysV, Novell, SCO, Linux, Interactive, Xinu, SunOS, Solaris, Ultrix, OSF, VMS VxWorks, pSOS, OS9, LynxOS, VRTX, BE, SGI, BSDI, UnixWare and QNX.

Ariel is granted rights to develop VCOS products for the following OEM proprietary operating system environments.

          IBM OS/2, IBM OS/2 Warp, Amiga OS, Windows NT and Apple OS





























                            AT&T / ARIEL Proprietary

                                    EXHIBIT D

           MINIMUM REQUIREMENTS FOR END-USER SOFTWARE LICENSE AGREEMENT


This Exhibit D describes the MINIMUM AT&T requirements for an End-User software license agreement to be provided by LICENSEE to its customers in lieu of an AT&T-provided End-User Software License Agreement (the "End-User Agreement") for use in accordance with Exhibit B.

1.0 OWNERSHIP OF LICENSED SOFTWARE

     Each End-User Agreement shall provide that LICENSED SOFTWARE is owned by AT&T and/or its suppliers, that it is protected by United States and international copyright laws and contains proprietary information protected by law, and that nothing in the End-User Agreement constitutes a waiver by AT&T of its rights under any copyright law or treaty or any other law in any country.

2.0 LICENSE GRANT

     2.1 LICENSEE may grant each End-User a personal, non-transferable and nonexclusive right to use one (1) copy of LICENSED SOFTWARE in the End-User's country only; on or with a single terminal connected to a single computer
(CPU) at a time. No right may be granted to use LICENSED SOFTWARE on a network server; for such purposes the End-User must obtain a version of LICENSED SOFTWARE configured for network usage and agree to the terms and conditions of a separate Network LICENSED SOFTWARE License Agreement. The End-User may make a single archive copy of LICENSED SOFTWARE for personal use only, provided such copy contains the same copyright notices and proprietary markings, including diskette markings, appearing on the original LICENSED SOFTWARE. Any other use of LICENSED SOFTWARE or export of LICENSED SOFTWARE not authorized by AT&T shall automatically terminate the License to the End-User.

     2.2 Each End-User must agree not to reverse assemble, reverse compile, reverse engineer, disassemble, sublicense, rent, lease, disclose or assign LICENSED SOFTWARE and not to use, copy, modify, merge or transfer copies of LICENSED SOFTWARE or create derivative works from LICENSED SOFTWARE, or make copies of LICENSED SOFTWARE, except as provided in the End-User Agreement.

     2.3 If an End-User ceases using LICENSED SOFTWARE or if the End-User's right to use LICENSED SOFTWARE is terminated, all LICENSED SOFTWARE, together with any archive copy thereof, shall either be returned to LICENSEE or destroyed.




                            AT&T / ARIEL Proprietary

3.0 LIMITED WARRANTY

     LICENSEE may extend to End-Users a "standard" End-User limited software warranty as it deems appropriate. LICENSEE shall not provide any warranty to End-Users on behalf of AT&T with respect to LICENSED SOFTWARE.

4.0 MAINTENANCE

     Maintenance for all software shall be provided by LICENSEE. AT&T shall have no obligation to provide any assistance whatsoever to LICENSEE's End-User or others.

5.0 EXCLUSIVE REMEDIES AND LIMITATIONS OF LIABILITIES

     5.1 LICENSEE shall require End-Users to agree that their sole remedy for loss and/or damage caused by any defect or failure in LICENSED SOFTWARE, regardless of the form of action, shall be limited to the replacement of LICENSED SOFTWARE or refund of the license fee by LICENSEE, except for a right to claim damages for bodily injury to any person.

     5.2 Neither AT&T nor its affiliates, contractors, suppliers or agents shall be liable for any indirect, incidental or consequential damages (including loss of profits, revenues or data) sustained or incurred in connection with the use, or inability to use, software or for damages due to causes beyond the reasonable control of such entities.

6.0 UNITED STATES GOVERNMENT RESTRICTED RIGHTS

LICENSED SOFTWARE is provided to agencies of the U.S. Government only with RESTRICTED RIGHTS. Use, duplication or disclosure by the U.S. Government and its contractors is subject to restrictions set forth in subdivision (g) (3) of the Rights in Data - General clause in Volume 48 of the Code of Federal Regulations, Section 52.227-14, Art. III, or in subdivisions (c) (1) and (2) of the Rights in Technical Data and Computer Software clause at Section 252.227-7013, or others, as applicable. The contractor/manufacturer is AT&T Corp., AT&T Microelectronics, Two Oak Way, Berkeley Heights, New Jersey 07922.

7.0 EXPORT

End-Users must acknowledge that LICENSED SOFTWARE is subject to export restrictions under U.S. Export Administration Regulations and international arrangements of the U.S. Government. Each End-User must agree not to export LICENSED SOFTWARE outside the End-User's country without obtaining prior written approval from AT&T and conforming with all such U.S. Government regulations and arrangements.




                            AT&T / ARIEL Proprietary

                              TERMINATION AGREEMENT

     AGREEMENT made this 12th day of September 1997, between ARIEL CORPORATION, a Delaware corporation, hereinafter called the "Employer," and Jeffrey Sasmor, hereinafter called the "Employee."

     WHEREAS. Employee and Employer entered into a written agreement dated January 1, 1997 (the "Employment Agreement"); and

     WHEREAS, on February 19, 1997 Employee executed a "Non-Competition, Non-Disclosure and Non-Solicitation Agreement" which is hereinafter referred to as the "Non-Compete Agreement"; and

     WHEREAS, pursuant to the terms of the Employment Agreement, Employee would be entitled to a payment in the amount of two (2) years base salary upon termination of his employment; and

     WHEREAS, the Employee and Employer now desire to mutually terminate the Employment Agreement and all employment thereunder and to modify the terms and provisions of the Non-Compete Agreement under the terms and conditions contained herein;

     NOW THEREFORE, in consideration of their mutual promises set forth herein, the sufficiency of which is hereby acknowledged by the parties hereto, the parties hereby agree as follows:

     1. Termination of Employment and Employment Agreement. Employer and Employee hereby mutually agree that the employment of Employee by Employer is hereby terminated, which termination shall be effective as of September 26, 1997 (the "Termination Date") and that the Employment Agreement dated January 1, 1997 is hereby mutually terminated as of the Termination Date. The termination of employment hereunder shall be deemed to be a termination of employment "without cause" as such term was utilized in the Employment agreement. The terms and conditions of this Agreement shall be deemed irrevocable upon the execution hereof by Employer and Employee, except upon the mutual agreement of both parties.

     2. Compensation to Employee. In consideration for Employee executing this Agreement and foregoing certain rights to compensation he would have under the Employment Agreement, Employer shall pay the following compensation to Employee:

          A. Final Payroll Period(s) from execution of this agreement through Termination Dare. Employer will pay Employee compensation for the Final Payroll Period or periods at his current base pay rate, less federal and state tax withholding and FICA taxes.

          B. Vesting of Stock Options. All of the following stock options in the Employer's Company stock (NASDAQ:ADSP) shall be deemed currently and completely vested and immediately exercisable.

                           Number of 0ptions             Exercise Price
                           ============================================
                           75,750                        $2.45
                           --------------------------------------------
                           40,000                        $7.125
                           --------------------------------------------

          C. Additional Compensation. In addition to payment for the Final Payroll Period (2A), Employer shall also pay to Employee nineteen months salary at the base rate specified in the Employment Agreement. This additional compensation shall be paid on the date or dates specified:

               i. On the date hereof, payment of Eighty Thousand and no/lO0 Dollars ($80,000.00). Employee shall not perform any services for this compensation.

               ii. The Remaining Compensation is $205,000. Employee shall not perform any services for this compensation. This sum will be paid in two equal installments on January 2, 1998 and July 1, 1998. Employer shall pay this amount to Employee in cash. In the event that the Employer is acquired, merged with another company, or is a party to some other type of business reorganization prior to July 1, 1998, then the amount still due of the Remaining Compensation will be paid in cash on the date of consummation of such acquisition, merger, or reorganization.

          D. Reimbursement of Business Expenses. On the termination date, Employer will pay or have paid all outstanding business expenses as final reimbursement to Employee. Employer warrants that it will assume responsibility for all amounts due to third parties insofar as such amounts are related to business expenses incurred by Employee, and for business accounts instantiated for the Employer by the Employee.

     3. Return of Credit Cards. Employee hereby acknowledges and represents that he has returned to Employer all credit cards furnished for his use. Employee hereby agrees not to use said credit cards past the Termination Date.

     4. Non-Compete Agreement. Employer and Employee agree that the terms of the Non-Compete Agreement shall continue in full force and effect except, (i) Section 2 thereof is hereby modified to permit Employee's continued use of the items described in Section 7 hereof; and, (ii)
          Section 3 thereof (entitled "Solicitation of Customers; Non-Competition") is hereby DELETED in its entirety and of no force or effect; and, (iii) Section 4 thereof ("Assignment to Company") is modified to delete the phrase "or other relationship with the Company".

     5. Resignation of Office. On the Termination Date, Employee shall resign as an officer of Employer, but shall continue to serve as a Director and may continue after the date hereof to again seek reelection to the Board of Directors if he desires.

     6. Insurance. Employer shall continue, at its sole cost and expense, the presently existing health insurance and dental coverage for Employee and his family through and including December 31, 1998. In the event that Employer cannot for any reason continue Employee and his family on the Employer's group policy it agrees to immediately reimburse Employee for the cost of obtaining similar coverage on a private, individual, or family basis. On the Termination Date, Employer may terminate any existing life insurance and group disability coverage currently maintained for Employee. Employer agrees to execute such additional instruments and/or documentation after the date hereof to carry out the terms and conditions of this paragraph.

     7. Continued Services, Use of Equipment, and Software License. Employee shall after the termination date be permitted to utilize Employer's CAD libraries for non-competitive products. For a period of six (6) months after the Termination Date, Employee shall be permitted at no charge to continue using Employer's voice-mail system, and to have E-mail forwarded. Employer gives to Employee a fully-paid, royalty-free, non-exclusive, unlimited source- and object-code license to the software technology embodied in the "SDI," "BUG-56," and "DSP-56 SCSI DRIVER" products. Employer agrees to execute such additional documents and instruments that may be necessary to carry out the provisions of this paragraph.

     8. Debts. On the date hereof, Employer agrees that Employee has discharged all outstanding debts, if any, to Employer.

     9. Default. In the event that either party shall default in the performance of this Agreement, the parties hereby agree that either party may seek damages as may be permitted by law and/or the enforcement of this Agreement by specific performance.

     10. Amendments. This Agreement may not be modified, altered, amended, changed, waived, or terminated, except pursuant to a writing signed by the party to be charged herewith.

     ii. Notices. Any and all notices and other correspondence required or permitted to be given hereunder shall be in writing and shall either be personally delivered or sent by United States certified or registered mail, return receipt requested, with full postage prepaid and addressed to the parties at their respective addresses set forth (or to such other address as the parties may from time to time designate by notice to the others given in the foregoing manner) and, if so mailed as aforesaid, shall be deemed effectively given and received upon mailing.

     12. Entire Agreement. This writing contains the entire agreement of the parties hereto, and no agreements, promises, covenants, representations, warranties, or indemnities have been made or relied upon by any of them other than those that are expressly herein set forth.

     13. Binding Effect. This agreement shall be binding upon and inure to the benefit of the successors and assigns of the Employer, and the heirs, representatives, and beneficiaries of the Employee.

     14. No Waiver. The failure by any party hereto to object or take affirmative action with respect to any conduct of any other party which is in violation of this Agreement shall not constitute, nor be construed as, a waiver thereof, or of any future breach or subsequent wrongful conduct.

     15. Captions. All paragraph headings used herein are included for the convenience of reference purposes only and shall be accorded no consideration in the interpretation of the provisions, terms and conditions hereof.

     16. Multiple Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed to be an original hereof, but all of which, when taken together, shall constitute one and the same instrument, and, in making proof of this Agreement, it shall not be necessary for any party to produce or account for one
          (1) such counterpart.

          IN WITNESS WHEREOF, the parties hereto have executed this Termination Agreement the day and year first above written.

                                    EMPLOYER:
                                    Ariel Corporation, a Delaware Corporation

                                    By: /s/ Brain Hoerl                    , as
-----------------------------           ----------------------------------

                                    Title: PRESIDENT
-----------------------------              -------------------------------
        Witnesses


                                    EMPLOYER:


                                    /s/ Jeffrey Sasmor
-----------------------------       --------------------------------------
                                    Jeffrey Sasmor

-----------------------------
        Witnesses



STATE OF NEW JERSEY           )

COUNTY OF __________________ )


     BEFORE ME personally appeared BRAIN HOERL as PRESIDENT of Ariel Corporation, A Delaware Corporation, to me well known and known to me to be the person described in and who executed the foregoing instrument, and acknowledged to and before me that he executed said instrument for the purposes therein expressed.

STATE OF NEW JERSEY           )

COUNTY OF ILLEGIBLE           )

     BEFORE ME personally appeared Jeffrey Sasmor, to me well known and known to me to be the person described in and who executed the foregoing instrument, and acknowledged to and before me that he executed said instrument for the purposes therein expressed.

                                    /s/ Stephen E. Cook
                                    ------------------------------
                                    NOTARY PUBLIC
                                    State of New Jersey at Large
                                    My commission expires:   5/2/2002


                                                      STEPHEN E. COOK
                                                Notary Public of New Jerseyy
                                              My Commission Expires May 2, 2002




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